Exhibit 2.1
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ARRANGEMENT AGREEMENT
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
NUANCE ACQUISITION ULC AND
ZI CORPORATION
Dated as of February 26, 2009

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Plan of Arrangement

Exhibit B	Arrangement Resolution

Exhibit C	Form of Company’s Standard Proprietary Information Agreement

Exhibit E	Contract List
Schedules
     Company Disclosure Schedule

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     THIS ARRANGEMENT AGREEMENT (the “Agreement”) is made and entered into as of February 26, 2009 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Nuance Acquisition ULC, an unlimited liability corporation existing under the laws of the Province of Alberta and an indirect wholly-owned subsidiary of Parent (or such other wholly owned direct or indirect subsidiary of Parent as Parent may designate from time to time, “Sub”), and Zi Corporation, an Alberta corporation (the “Company”).
RECITALS
     A. The parties propose to effect a business combination by way of an Arrangement.
     B. The Company wishes to support and facilitate the Arrangement on the terms and subject to the conditions set forth in this Agreement and the Board has determined that consummation of the Arrangement on the terms and subject to the conditions set forth in this Agreement, in which the Company would become a wholly-owned subsidiary of Sub, is advisable and fair to its shareholders, and the Board has unanimously approved this Agreement and intends to recommend that the Arrangement Resolution be approved by the holders of Shares entitled to vote thereon, on the terms and subject to the conditions of this Agreement.
     C. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Arrangement and also to prescribe certain conditions to the Arrangement.
     D. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, all officers and directors of the Company holding Shares and certain other shareholders of the Company have executed and delivered Support Agreements pursuant to which, among other things, each such person has agreed to vote, in his/her/its capacity as a holder of Shares entitled to vote thereon, in favour of the Arrangement Resolution.
     NOW, THEREFOR, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

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ARTICLE I
THE ARRANGEMENT AND RELATED MATTERS
     1.1 The Arrangement. The parties hereto agree, on the terms and subject to the conditions of this Agreement, to carry out the Arrangement in accordance with this Agreement on the terms set out in the Plan of Arrangement, subject to certain changes as may be mutually agreed to by the parties in accordance with this Agreement.
     1.2 Implementation Steps by the Company. Subject to the termination rights set forth in Section 7.1, the Company covenants in favour of Sub and Parent that the Company shall:
          (a) subject to compliance with Securities Laws, immediately upon the execution of this Agreement or such later time prior to the opening of markets as is agreed to by the parties, issue a press release announcing the entering into of this Agreement, which press release will be satisfactory in form and substance to Parent, acting reasonably. The Company will file such press release, together with a material change report in prescribed form, with applicable securities regulatory authorities in each province of Canada in which it is a reporting issuer (or equivalent) and otherwise as required under Securities Laws;
          (b) as soon as reasonably practicable after the execution and delivery of this Agreement, bring an application before the Court pursuant to section 193 of the ABCA for the Interim Order providing for, inter alia, the calling and holding of the Special Meeting, giving the Executive Director notice of the application, and thereafter proceeding with such application and diligently pursue obtaining the Interim Order;
          (c) fix a record date for the purposes of determining the holders of Shares entitled to receive notice of the Special Meeting in accordance with the Interim Order;
          (d) convene and hold the Special Meeting as soon as reasonably practicable (or such later date as mutually agreed by the parties, acting reasonably) in accordance with the Interim Order and applicable Laws for the purpose of having holders of Shares entitled to vote thereon consider the Arrangement Resolution and for any other proper purpose as may be set out in the Proxy Circular (as agreed to with the prior written consent of Parent); provided that: (i) the Special Meeting shall be held regardless of whether the Board determines at any time that this Agreement is no longer advisable or recommends that the Shareholders reject the Arrangement Resolution or any other Adverse Recommendation Change has occurred at any time; and (ii) the Arrangement Resolution shall be voted on before any other matter at the Special Meeting, unless otherwise previously agreed to in writing by Parent or required by a Governmental Entity;
          (e) except to the extent required by a Governmental Entity or for quorum purposes (in the case of an adjournment), not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Special Meeting without Parent’s prior written consent, which consent shall not be unreasonably withheld, and without limiting the generality of the

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foregoing, the Company agrees that its obligations pursuant to Section 1.2(d) and this Section 1.2(e) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal;
          (f) include in the Proxy Circular the unanimous recommendation of the Board that the holders of Shares entitled to vote thereon vote in favour of the Arrangement Resolution;
          (g) solicit from the Shareholders’ proxies in favour of the approval of the Arrangement Resolution and, subject to Section 4.3, against any resolution submitted by any other Shareholder, including, if so requested by Parent at Parent’s expense, using the services of dealers and proxy solicitation services, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement by the Shareholders;
          (h) provide notice to Parent of the Special Meeting and allow representatives of Parent to attend and speak at the Special Meeting;
          (i) subject to obtaining all approvals as required by the Interim Order and as may be directed by the Court in the Interim Order, bring an application as soon as reasonably practicable after the Special Meeting but in any event not later than 3 Business Days thereafter, before the Court pursuant to section 193 of the ABCA for the Final Order, and thereafter proceed with and diligently pursue obtaining the Final Order;
          (j) subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article VI, send to the Registrar, for filing by the Registrar, the Articles of Arrangement and such other documents as may be required in connection therewith under the ABCA to give effect to the Arrangement pursuant to section 193 of the ABCA;
          (k) (i) permit Parent (and its outside counsel) to review and comment upon drafts of all material to be filed by the Company with the Court or any Governmental Authority in connection with the Arrangement (including the Interim Order, Final Order, Articles of Arrangement, Proxy Circular and any supplement or amendment contemplated by Section 1.7) prior to the service (if applicable) and/or filing of such materials, (ii) give Parent and its counsel reasonable time to review and comment upon such materials and (iii) accept any reasonable comments of Parent and its counsel. The Company shall also provide to Parent’s outside counsel as soon as reasonably practicable after receipt thereof copies of any notice of appearance or other Court documents served on the Company in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by the Company indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order;
          (l) instruct outside counsel acting for the Company to bring the applications referred to in Section 1.2(b) and Section 1.2(i) in cooperation with outside counsel to Parent; and

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          (m) (i) not file any material with the Court in connection with the Arrangement or serve any such material, and not agree to modify or amend materials so filed or served, or (ii) send to the Registrar, for filing by the Registrar, the Articles of Arrangement, except in either case as contemplated hereby or with Parent’s prior written consent, such consent not to be unreasonably withheld or delayed.
     1.3 Implementation Steps by Parent and Sub. Each of Parent and Sub covenants in favour of the Company that it shall cooperate with the Company and take such actions or steps that are reasonably necessary in connection with seeking the Interim Order and the Final Order.
     1.4 Interim Order. The petition for the application for the Interim Order referred to in Section 1.2(b) shall request that the Interim Order provide:
          (a) for confirmation of the record date for the Special Meeting;
          (b) for the classes of persons to whom notice is to be provided in respect of the Arrangement and the Special Meeting and for the manner in which such notice is to be provided;
          (c) that the requisite approval for the Arrangement Resolution shall be at least two-thirds of the votes cast on the Arrangement Resolution by holders of Shares entitled to vote thereon and present in person or by proxy at the Special Meeting;
          (d) that, in all other respects, the terms, restrictions and conditions of the Charter Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Special Meeting;
          (e) for the grant of the Dissent Rights;
          (f) for the notice requirements with respect to the making of the application to the Court for the Final Order;
          (g) that the Special Meeting may be adjourned or postponed from time to time by the Company without the need for additional approval of the Court;
          (h) that the record date for the holders of Shares entitled to notice of and to vote at the Special Meeting will not change in respect of any adjournment(s) or postponement(s) of the Special Meeting; and
          (i) for such other matters as Parent or Sub may reasonably require subject to obtaining the prior consent of the Company, such consent not to be unreasonably withheld or delayed.
     1.5 Articles of Arrangement. The Articles of Arrangement shall, upon the issuance of a certificate thereon by the Registrar under section 193 of the ABCA, with such other matters as are

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necessary to effect the Arrangement and subject to the provisions of the Plan of Arrangement, consummate the Plan of Arrangement.
     1.6 Consideration Under Plan of Arrangement. At the Effective Time, subject to the terms and conditions of this Agreement, the rights of holders of Shares (other than holders who have properly exercised Dissent Rights), Optionholders, Warrantholders and holders of RSAs and RSUs pursuant to the Arrangement shall be as set forth in the Plan of Arrangement.
     1.7 Proxy Circular. As soon as reasonably practicable after the execution and delivery of this Agreement, the Company, in consultation with Parent, will prepare and complete the Proxy Circular together with any other documents required by the ABCA or other applicable Laws or otherwise necessary or desirable in connection with the Special Meeting and the completion of the Arrangement. The Proxy Circular and such other documents, together with any amendments thereto, shall be in form and substance satisfactory to Parent (and Parent’s outside counsel), acting reasonably. The Company will file the Proxy Circular and any other documentation required to be filed under the Interim Order and applicable Laws in all jurisdictions in which the Proxy Circular is required to be filed by the Company and mail or cause to be mailed the Proxy Circular and any other documentation required to be mailed under the Interim Order and applicable Laws to Shareholders, registered Optionholders, registered Warrantholders, registered holders of RSAs and registered holders of RSUs, the directors of the Company, the auditors of the Company and any other required persons, all in accordance with the terms of the Interim Order and applicable Laws. Parent will provide such assistance as the Company may reasonably request in such regard. In a timely and expeditious manner, the Company shall prepare (in consultation with Parent) and file amendments or supplements to the Proxy Circular (which amendments or supplements shall be in a form satisfactory to Parent and its outside counsel, acting reasonably) required by applicable Laws or as otherwise agreed between the Company and Parent with respect to the Special Meeting and mail or otherwise disseminate such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, to such persons and in all jurisdictions where such amendments or supplements are required to be mailed or disseminated, complying in all material respects with all applicable Laws on the date of the mailing or dissemination thereof. Each party shall use its commercially reasonable efforts to cause its independent auditor and any other of its advisors from whom any expert information is required to be included in the Proxy Circular to provide consent to such inclusion of information in the Proxy Circular. Parent shall use its commercially reasonable efforts to furnish the Company with a consent permitting such inclusion and the identification in the Proxy Circular of such advisor.
     1.8 Preparation of Filings, Etc.
          (a) The Company shall (with Parent and its outside counsel) diligently do all such acts and things as may be necessary to comply, in all material respects, with National Instrument 54-101 of the CSA in relation to the Special Meeting and, without limiting the generality of the foregoing, shall, in consultation with Parent, use its commercially reasonable efforts to benefit from the accelerated timing contemplated by such instrument.

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          (b) Each of Sub, Parent and the Company shall proceed diligently, in a coordinated fashion and use its commercially reasonable efforts to cooperate in:
               (i) the preparation of the Proxy Circular as described in Section 1.7;
               (ii) the preparation and filing of any exemption or other applications or orders and any other documents required by any of them to discharge their respective obligations under applicable Laws in connection with the Arrangement; and
               (iii) the taking of all such action as may be required under any applicable Securities Laws or the ABCA in connection with the Arrangement and the Plan of Arrangement.
          (c) Each of Sub, Parent and the Company shall furnish to the other of them, on a timely basis, all information as may be reasonably required to effect the actions contemplated by Section 1.8(a) and Section 1.8(b) hereof, and each covenants that no information so furnished by it in writing in connection with those actions or otherwise in connection with the consummation of the Arrangement will contain any Misrepresentation. Each of the parties hereto will ensure that the information relating to it and its Subsidiaries, which is provided in the Proxy Circular, will not contain any Misrepresentation.
          (d) Each of Sub, Parent and the Company shall promptly notify the other of them if, at any time before the Effective Time, it becomes aware that the Proxy Circular or an application for the Interim Order, the Final Order or any other filing under the ABCA, corporate Laws or Securities Laws contains a Misrepresentation or otherwise requires an amendment or supplement to the Proxy Circular or such application. In any such event, each of the parties hereto will co-operate in the preparation of a supplement or amendment to the Proxy Circular or such other document, as the case may be, that corrects that Misrepresentation, and the Company will cause the same to be distributed to the Shareholders, registered Optionholders, registered Warrantholders, registered holders of RSAs and registered holders of RSUs, the directors of the Company, the auditors of the Company and any other required persons and filed as required under applicable Laws and under the Interim Order.
          (e) The Company shall ensure that the Proxy Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Proxy Circular does not contain a Misrepresentation (other than with respect to any information provided in writing by Parent or its outside counsel for the purpose of inclusion in the Proxy Circular). Without limiting the generality of the foregoing, the Company shall ensure that the Proxy Circular provides Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Special Meeting and include in the Proxy Circular a statement that the Board has determined that the Arrangement is fair to its Shareholders, and that the Board unanimously recommends that Shareholders vote in favour of the Arrangement Resolution (as contemplated by Section 1.2(f)).

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     1.9 Dissenting Shareholders. The Plan of Arrangement shall provide that registered Shareholders may exercise Dissent Rights with respect to their Shares in connection with the Arrangement pursuant to and in the manner set forth in the Interim Order and the Plan of Arrangement. The Company shall give Parent prompt notice of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such Dissent Rights and received by the Company.
     1.10 Amendment. Without limiting the provisions of the Plan of Arrangement, the Plan of Arrangement may, at any time and from time to time before and after the holding of the Special Meeting, but not later than the Effective Time, be amended by mutual written agreement of the parties hereto. Without limiting the generality of the foregoing, any such amendment may: (a) change the time for the performance of any of the obligations or acts of the parties; (b) waive any inaccuracies or modify any representation or warranty contained herein or in any document to be delivered pursuant hereto; (c) waive compliance with or modify any of the covenants contained herein or waive or modify the performance of any of the obligations of the parties; and (d) waive compliance with and modify any conditions precedent contained herein, provided, however, that after receipt of approval of the Arrangement Resolution by the holders of Shares entitled to vote thereon, there shall be no amendment that by Law requires further approval by the Shareholders without further approval of such Shareholders.
     1.11 Withholding. Notwithstanding anything in this Agreement to the contrary, the Company, Parent, Sub or one or more other Subsidiaries of Parent and the Depository, as the case may be, shall be entitled to deduct and withhold from any amount otherwise issuable or payable pursuant to this Agreement or the Plan of Arrangement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Income Tax Act (Canada) (the “Tax Act”), the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of local, state, provincial or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the person in respect of whom/which such deduction and withholding was made.
     1.12 Closing. On the Closing Date, the Articles of Arrangement shall be filed with the Registrar. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Laws, including the ABCA. The closing will take place at the offices of Carscallen Leitch LLP, Calgary, Alberta at 1:00 p.m. (Calgary time) on the Closing Date.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective

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Time, as follows (references to “Company” in this Article II shall refer, wherever appropriate by reference to the context, to the Company and each of its Subsidiaries):
     2.1 Organization of the Company. The Company and each of its Subsidiaries (i) is a corporation or entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has the corporate power to own its properties and to carry on its business as currently conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept) in which such qualification or licensure is required by law other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries has made available a true and correct copy of its certificate of incorporation and by-laws (or similar organizational and governance documents), each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”) to Parent. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name other than as set forth in Section 2.1 of the Disclosure Schedule. Section 2.1 of the Disclosure Schedule also lists every jurisdiction in which the Company has employees or facilities.
     2.2 Company Capital Structure.
          (a) The authorized share capital of the Company consists of an unlimited number of Shares and an unlimited number of preferred shares (issuable in series). As of February 20, 2009, there were 50,667,957 Shares and no preferred shares issued and outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of the Company, or any Contract to which the Company is a party or by which it is bound, and together with all Options, Warrants, RSAs and RSUs, have been issued in compliance with all applicable Securities Laws. Other than the treatment of Options, Warrants, RSAs and RSUs proposed under the Plan of Arrangement, the Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Shares or options or warrants to purchase Shares, or out of any Contract relating thereto (including any amendment of the terms of any such Contract). There are no declared or accrued but unpaid dividends with respect to any Shares. The Company has no capital stock other than the Shares issued or outstanding. Except as set forth in Section 2.2(a) of the Disclosure Schedule, the Company has no Warrants, Options, RSAs or RSUs that are unvested.
          (b) Other than the Plans there are no other option plans or any other plan or Contract providing for compensation payable in shares in the capital of the Company to any person. The Company has reserved 7,600,194 Shares for issuance to employees, officers and directors of, and consultants to, the Company upon the issuance of shares or the exercise of options granted under the Plans or any other plan or Contract (whether written or oral, formal or informal), of which

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4,465,535 Shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised Options, RSAs and RSUs. Except for the Options, Warrants, RSAs and RSUs set forth in Section 2.2(b) of the Disclosure Schedule, there are no options, warrants, calls, rights, convertible securities, commitments or Contracts of any character, written or oral, to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares in the capital of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby and as set forth in Section 2.2(b) of the Disclosure Schedule, there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting securities of the Company. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Shares. Following consummation of the Arrangement and subject to any Dissent Rights being exercised, Parent or the Sub will be the sole record and beneficial holder of all issued and outstanding Shares and all rights to acquire or receive any Shares, whether or not such Shares are outstanding.
          (c) As of the date of this Agreement, the Company is not listed on any stock exchange other than the Toronto Stock Exchange (“TSX”) and the NASDAQ Capital Market (“NASDAQ”) (each a “Stock Exchange” and collectively, the “Stock Exchanges”).
     2.3 Subsidiaries. Section 2.3 of the Disclosure Schedule lists each of the Company’s Subsidiaries as of the date hereof, the jurisdiction and form of organization of each such Subsidiary, and the Company’s equity interest therein. Except as set forth in Section 2.3 of the Disclosure Schedule, each of the Company’s Subsidiaries is wholly owned (directly or indirectly) by the Company. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible, exchangeable or exercisable for, any equity or similar interest in any person.
     2.4 Authority. The Company has the requisite corporate power and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement (except for obtaining Shareholder Approval in respect of the Arrangement) or the performance by the Company of its obligations hereunder or the completion of the transactions contemplated hereby. Subject, in the case of the Arrangement, to obtaining Shareholder Approval, Interim Order and Final Order and to the filing of corporate documentation required under the

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ABCA, this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to the general principles of equity. The Board, upon consultation with its financial advisors and having received the written opinion of such financial advisors that the consideration offered pursuant to the Arrangement is fair, from a financial point of view, to the Shareholders, has determined that the Arrangement is fair to the Shareholders, has unanimously approved the Arrangement and the entering into of this Agreement and has resolved to unanimously recommend that Shareholders vote in favour of the Arrangement.
     2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Support Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents, or (ii) except for the consents, waivers, permits, exemptions, orders or approvals of, and registrations or filings with any Governmental Entity contemplated by Article I, any material judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its properties (whether tangible or intangible) or assets, in each case, which would reasonably be expected to have a Company Material Adverse Effect. The Material Contracts set forth all necessary consents, waivers and approvals of third parties that are required thereunder in connection with the Arrangement, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time. Following the Effective Time, the Company will be permitted to exercise all of its rights under such Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred except as would not have a Company Material Adverse Effect.
     2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any related agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except as referred to in Section 2.4 and for (i) the filing with the CSA of this Agreement, a material change report, the Proxy Circular and such other documents, reports and notices under the Securities Laws and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of applications (and supporting materials) for each of the Interim Order and the Final Order with the Court, (iii) the filing of the Articles of Arrangement with the Registrar, (iv) any filings with the Registrar under the ABCA, (v) any filings required under the rules of the Stock Exchanges, and (vi) any filings required under applicable state securities or “Blue Sky” laws in the United States. Following the consummation of the Arrangement in accordance with its terms,

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neither Parent nor Sub will have any obligation to make any payment to any person with respect to the purchase of any Shares, Options, Warrants, RSAs or RSUs except as contemplated in the Plan of Arrangement.
     2.7 CSA/SEC Documents; Financial Statements.
          (a) The Company is a “reporting issuer” (or equivalent) under Canadian Securities Laws and is not in default of any material requirements under Securities Laws of the provinces of Alberta, Ontario and Québec. Except as disclosed in Section 2.7(a) of the Disclosure Schedule, no delisting, suspension of trading or cease trading order with respect to the Shares is pending or, to the knowledge of the Company, threatened.
          (b) The Company has made available to Parent, or the System for Electronic Data, Analysis and Retrieval (SEDAR) database of the CSA and the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system of the SEC contain in a publicly available format, complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the CSA or the SEC, as the case may be, by the Company since January 1, 2007 (together with all exhibits and schedules thereto and documents and other information incorporated therein by reference, and except for the press releases filed with the SEC as required under Form 6-K but were not filed on SEDAR because they were determined not to be “material” as such term is defined under the Securities Act (Alberta), the “Public Disclosure Documents”). The Company has filed with or furnished to the CSA and SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished since January 1, 2007. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the CSA or the SEC, as the case may be. As of their respective dates, each of the Public Disclosure Documents complied as to form in all material respects with the requirements of Securities Laws applicable to such Public Disclosure Document, and none of the Public Disclosure Documents at the time it was filed or furnished contained any Misrepresentation. Except to the extent that information contained in any Public Disclosure Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed Public Disclosure Document”) has been revised or superseded by a later filed or furnished Filed Public Disclosure Document, none of the Public Disclosure Documents contains any Misrepresentation. The Company has made available to Parent copies of all comment letters received by the Company from any one or more of any of the CSA, the SEC or either of the Stock Exchanges since January 1, 2007, and relating to the Public Disclosure Documents, together with all written responses of the Company thereto, and all other written communications received from any one or more of any of the CSA, the SEC or either of the Stock Exchanges since January 1, 2007 and all written responses of the Company thereto. Except as disclosed in Section 2.7(b) of the Disclosure Schedule, as of the date of this Agreement, there are no outstanding or unresolved comments or issues in such comment letters or communications received by the Company from any one or more of any of the CSA, the SEC or either of the Stock Exchanges and to the Company’s knowledge, none of the Public Disclosure Documents is the subject of any ongoing review by any one or more of any of the CSA, the SEC or either of the Stock Exchanges. The financial statements

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(including the related notes) of the Company included in the Public Disclosure Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the CSA and the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements on Form 6-K, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring period-end audit adjustments). The December 31, 2008 consolidated balance sheet of the Company (the “Company Balance Sheet”) was prepared on a draft basis by the Company’s management from the books and records of the Company and has not, as of the date of this Agreement, been reviewed or audited by the Company’s independent accountants. To the Company’s knowledge, the Company Balance Sheet was prepared in accordance with GAAP, applied on a consistent basis and fairly presents the financial condition of the Company at December 31, 2008, subject to audit and adjustment by the Company’s independent accountants to be performed after the date hereof, which adjustments (other than adjustments, if any, arising from the disclosures set forth in Section 2.7 and 2.10(v) in the Disclosure Schedule), in the aggregate, will not have a Company Material Adverse Effect. Except (A) as set forth in the Company Balance Sheet (and subject to the qualifications thereon as set forth above), (B) for liabilities incurred after the date of the Company Balance Sheet but prior to the date of this Agreement in the ordinary course of business consistent with past practices, and (C) for liabilities incurred on or after the date of this Agreement that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). Except as disclosed in Section 2.7(b) of the Disclosure Schedule, the Company has not filed any confidential material change report or similar disclosure document with any securities regulatory authority or Stock Exchange that remains confidential as of the date of this Agreement.
          (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Form 20-F of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other Public Disclosure Documents.
          (d) Except as disclosed in Section 2.7(d) of the Disclosure Schedule, the Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Act”), and the related rules and regulations

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promulgated under such act or the U.S. Exchange Act, in each case, as currently in effect and as applicable to Company. Except as disclosed in Section 2.7(d) of the Disclosure Schedule, since January 1, 2007, no party has submitted any complaint to the audit committee of the Board pursuant to the procedures established in accordance with Section 10A(m)(4) of the U.S. Exchange Act. To the Company’s knowledge, there are no material violations of Company’s code of ethics. As of the date hereof, no attorney representing the Company or any of its Subsidiaries has reported any material violation under the Sarbanes Act to the Company’s chief legal officer, chief executive officer, or any committee of the Board, including any qualified legal compliance committee, as contemplated by the rules set forth in Article 17, U.S. Code of Federal Regulations, Part 205.
          (e) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 or 15d-14 under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes Act, as applicable, with respect to the Public Disclosure Documents filed with the SEC, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes Act. The chief executive officer of the Company and the chief financial officer of the Company each has made all certifications required by CSA Multilateral Instrument 52-109, as applicable, with respect to the Public Disclosure Documents filed in Canada under SEDAR, and the statements contained in such certifications were accurate as of the date they were made.
          (f) As of the date hereof, the Company is a “foreign private issuer” (as such term is defined in Rule 3b-4(c) under the U.S. Exchange Act) and as a result is exempt from Sections 14(a), 14(b), 14(c) and 14(f) under the U.S. Exchange Act pursuant to Rule 3a12-3(b) of the U.S. Exchange Act. The Company has no reason to believe it will not qualify as a “foreign private issuer” at any time prior to the Effective Date.
     2.8 No Undisclosed Liabilities. Except as disclosed in Section 2.8 of the Disclosure Schedule, the Company has no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (“Liabilities”), except Liabilities which, individually or in the aggregate: (i) are reflected in the Company Balance Sheet or (ii) have arisen in the ordinary course of business since the date of the Company Balance Sheet.
     2.9 Internal Controls. The Company has established and maintains “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the U.S. Exchange Act). The Company’s management has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in the Company’s Annual Report on Form 20-F (promulgated under the U.S. Exchange Act), its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report on Form 20-F or amendment thereto based on such evaluation. To

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the extent required by applicable Law, the Company has disclosed, in any applicable Company Public Disclosure Document filed with the SEC, including its Annual Report on Form 20-F or any amendment thereto, any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the U.S. Exchange Act) designed to ensure that material information required to be disclosed by the Company in the reports that it files under the U.S. Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the Sarbanes Act with respect to such reports, and such controls are effective for this purpose. As of the filing date of the Company’s Annual Report on Form 20-F for the period ended December 31, 2007, except as otherwise disclosed therein, to the Company’s knowledge there were no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information. To Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees of Company who have a significant role in Company’s internal controls over financial reporting.
     2.10 No Changes. Since the date of the Company Balance Sheet, except as set forth in Section 2.10 of the Disclosure Schedule, or as otherwise contemplated by this Agreement or the Arrangement, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;
          (b) amendments or changes to the Charter Documents of the Company;
          (c) capital expenditure or commitment by the Company exceeding $50,000 individually or $150,000 in the aggregate;
          (d) payment, discharge or satisfaction, in any amount in excess of $50,000 in any one case, or $150,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices;
          (e) material destruction of, material damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company (whether or not covered by insurance);

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          (f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labour trouble or claim of wrongful discharge or other unlawful employment or labour practice or action with respect to the Company, in each case, which is reasonably expected to result in liability to the Company in excess of $150,000;
          (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (h) adoption of or change in any material Tax (as defined in Section 2.11) election or any Tax accounting method, entering into any closing agreement with respect to material Taxes, settlement or compromise of any material Tax claim or assessment, or extension or waiver of the limitation period applicable to any material Tax claim or assessment;
          (i) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;
          (j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any shares in the capital of the Company, or any split, combination or reclassification in respect of any shares in the capital of the Company, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares in the capital of the Company, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares in the capital of the Company (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (k) increase in the salary or other compensation payable or to become payable by the Company to any of its respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;
          (l) Material Contract to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Material Contract to which the Company is a party or by which it or any of its assets are bound, other than Contracts entered into in the ordinary course of business, consistent with past practice;
          (m) sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business consistent with past practices, including, but not limited to, the sale of any accounts receivable of the Company, or any creation of any security interest in such assets or properties outside of the ordinary course of business or inconsistent with past practice;

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          (n) loan by the Company to any person or entity (other than as contemplated by Section 2.10(o)), or purchase by the Company of any debt securities of any person;
          (o) other than trade payables incurred in the ordinary course of business consistent with past practice, incurring by the Company of any indebtedness, amendment of the terms of any outstanding Contract, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for loans, indebtedness and guarantees in an aggregate amount that does not exceed $150,000 and except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;
          (p) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company exceeding $50,000 individually or $150,000 in the aggregate;
          (q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the knowledge of the Company, threat in writing of any lawsuit or proceeding by any person or entity or investigation by a Governmental Entity against the Company or its affairs, or any reasonable basis for any of the foregoing;
          (r) notice delivered to the Company or any of its Subsidiaries of any claim or potential claim of ownership, interest or right by any person other than the Company of the Company Intellectual Property (as defined in Section 2.14 hereof) or of infringement by the Company of any other person’s Intellectual Property Rights (as defined in Section 2.14 hereof);
          (s) issuance or sale, or Contract to issue or sell, by the Company of any shares in the capital of the Company or securities convertible into, or exercisable or exchangeable for, shares in the capital of the Company, or any securities, warrants, options or rights to purchase any of the foregoing, whether under the Plans or otherwise, except for issuances of Shares upon the exercise of Options, Warrants, RSUs or RSAs outstanding at the date hereof;
          (t) (i) except standard end user, customer and original equipment manufacturer licenses entered into in the ordinary course of business, consistent with past practices, sale or license of any Company Intellectual Property or execution, modification or amendment of any Material Contract with respect to the Company Intellectual Property with any person or with respect to the Intellectual Property Rights of any person, (ii) except in the ordinary course of business, consistent with past practices, purchase or license of any Intellectual Property Rights or execution, modification or amendment of any Material Contract with respect to the Intellectual Property Rights of any person, (iii) Material Contract or material modification or amendment of an existing Material Contract with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) material change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Technology or Intellectual Property Rights to the Company;

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          (u) Material Contract or material modification to any Contract pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any product, service or technology of the Company;
          (v) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (w) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.13 hereof) by the Company; or
          (x) to the Company’s knowledge, agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (w) of this Section 2.10.
     2.11 Tax Matters.
          (a) Definition of Taxes. For purposes of this Agreement the following definitions shall apply:
               (i) the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any federal, provincial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital, employee health, payroll and employee withholding taxes, labour taxes, employment insurance, social insurance taxes, sales and use taxes, goods and services taxes, harmonized sales taxes, custom duties, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, land transfer taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Canada pension plan and provincial pension plan contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect; and
               (ii) the term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns filed or required to be filed in connection with, any Taxes.
          (b) Tax Returns and Audits.
               (i) All income and other material Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly filed on a timely basis and such Returns were complete and correct in all material respects. Except as disclosed in Section 2.11 of the Disclosure Schedule, all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, or have been accrued for on the

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Company Balance Sheet and no other material Taxes are payable by the Company or its Subsidiaries with respect to items or periods covered by such Returns. Each of the Company and its Subsidiaries has timely paid all installments on account of Taxes for the current year that are due and payable. Adequate provision for the payment of all Taxes of the Company and each of its Subsidiaries in respect of all periods ending on or before the Closing Date has been made.
               (ii) The Company and its Subsidiaries have paid or provided adequate accruals for Taxes as at December 31, 2008, in conformity with GAAP applied on a basis consistent with those of prior years and have not incurred any liabilities for Taxes since such date other than in the ordinary course of business.
               (iii) The Company and its Subsidiaries have made available to Parent true and complete copies of: (i) material portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Company and its Subsidiaries or on behalf of the Company and its Subsidiaries relating to Taxes; and (ii) all material federal, provincial, state, local or foreign income, sales or franchise tax returns for the Company and its Subsidiaries, for periods ending on or after December 31, 2003.
               (iv) No material deficiencies have been asserted in writing by any Governmental Entity with respect to Taxes paid by the Company and its Subsidiaries. Except as disclosed in Section 2.11(b)(iv) of the Disclosure Schedule, neither the Company nor its Subsidiaries are party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened in writing against the Company or its Subsidiaries or any of their assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Company and its Subsidiaries. There is no audit in process, pending or, to the knowledge of the Company, threatened by a Governmental Entity or taxing authority relating to the Returns of the Company or its Subsidiaries. No claim has ever been made in writing that the Company or any of its Subsidiaries is or may be subject to taxation in the jurisdiction in which it does not file Returns.
               (v) Except as disclosed in Schedule 2.11(b)(v), the Company and its Subsidiaries have withheld from each payment made to any of their present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act all amounts required by law and will continue to do so until the Effective Date and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Entity. The Company and its Subsidiaries have remitted all Canada pension plan and provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by them in respect of their employees and have or will have remitted such amounts to the proper governmental authority within the time required by applicable law. The Company and its Subsidiaries have charged, collected and remitted on a timely basis all Taxes as required by applicable law on any sale, supply or delivery whatsoever, made by the Company and its Subsidiaries.

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               (vi) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an Affiliated Group (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification, allocation or similar Contract, (c) any liability for the Taxes of any person, as a transferee or successor, by operation of law, by Contract, or otherwise (other than members of the group the common parent of which is the Company).
               (vii) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been or is currently a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.
     2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule and the Contract List, there is no Material Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, except as set forth in Section 2.12 of the Disclosure Schedule and the Contract List, the Company has not entered into any Material Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.
     2.13 Title to Properties; Absence of Liens and Encumbrances.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Written agreements relating to real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”) are in full force and effect in accordance with their respective terms, and, to the Company’s knowledge, there is not, under any of such leases, any existing default, any rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default).
          (b) The Leased Real Property is generally in good operating condition and repair and, to the Company’s knowledge, free from structural, physical and mechanical defects and is structurally sufficient and otherwise generally suitable for the conduct of the business as presently conducted. The Company has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. Neither the Company nor any of its Subsidiaries to their knowledge is reasonably likely to be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable lease agreement.

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          (c) The Company has good and valid title to, or, in the case of Leased Real Properties and assets, valid leasehold interests in, all of its tangible properties and assets, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Company Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby.
     2.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Technology” shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data; (ii) inventions (whether or not patentable), discoveries, improvements, and technology; (iii) trade secrets, know-how and confidential business information (including ideas, research and development, compositions, formulas, designs, drawings, customer and supplier lists, pricing and cost information, business and marketing plans and specifications); (iv) databases, data compilations and collections, and technical data; (v) domain names, website addresses and sites, (vi) tools, methods and processes; and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications of any kind; (ii) “moral” rights and mask work rights, copyrights, and all applications, registrations and renewals; (iii) the protection of trade and industrial secrets and confidential information; (iv) logos, trademarks, trade names and service marks, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; and (v) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.
               “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
               “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any Governmental Entity.
          (b) Lists or descriptions of all material Company Intellectual Property have been provided by the Company to the Parent in the Disclosure Documents. In addition, Section 2.14(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, assigned to or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) and any material proceedings or actions before any court, tribunal (including the United States Patent

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and Trademark Office or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.
          (c) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees that are due in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant Governmental Entity for the purposes of maintaining such Company Registered Intellectual Property Rights. Except as set forth in Section 2.14(c) of the Disclosure Schedule and to the Company’s knowledge, there are no necessary actions that must be taken by the Company within one hundred twenty (120) days following the date of this Agreement with respect to any Company Registered Intellectual Property Rights, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property Rights. Except as set forth in Section 2.14(c) of the Disclosure Schedule, in each case in which the Company has acquired any material Technology or Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology or Intellectual Property Rights to the Company, and, to its knowledge with respect to Registered Intellectual Property Rights, to the maximum extent provided for by, and in accordance with, applicable Laws and regulations, the Company has recorded each such assignment with the relevant Governmental Entities. No fee in respect of any Canadian Patent Rights has been paid on the basis that the applicant or patentee qualified as a small entity under the Patent Act (Canada) unless: (i) the applicant or patentee did so qualify on the date each application, or application resulting in a patent, comprised within the Canadian Patent Rights was filed on such basis; or (ii) the difference between any fees paid on the basis of small entity status and the full fees payable have been timely paid pursuant to the provisions of Section 78.6 of the Patent Act (Canada).
          (d) Except as set forth in Section 2.14(d) of the Disclosure Schedule, all Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing Date will be fully transferable and licensable by the Company and/or Parent, without restriction and without payment of any kind to any third party.
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights and all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens other than: (i) those set forth on Section 2.14(e) of the Disclosure Schedule; (ii) as reflected on the Company Balance Sheet; and (iii) liens for Taxes not yet due and payable. The Company is the exclusive owner or exclusive licensee of all material Company Intellectual Property.
          (f) Except as set forth in Section 2.14(f) of the Disclosure Schedule, to the extent that any material Technology has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company: (i) has a written agreement with such person with

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respect thereto, (ii) thereby obtained exclusive ownership of all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment, and (iii) has required the waiver of all non-assignable rights.
          (g) Except as set forth in Section 2.14(g) of the Disclosure Schedule, the Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property, to any other person or (ii) to the knowledge of the Company, permitted the Company’s rights in any Company Intellectual Property to enter into the public domain.
          (h) Except for the Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(h) of the Disclosure Schedule and Section 2.14(u) and Section 2.15(a)(xiv) of this Agreement, all material Technology used in or necessary to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, or (ii) third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any material Company Intellectual Property.
          (i) Except as set forth in Section 2.14(i) of the Disclosure Schedule, and Section 2.14(u) and Section 2.15(a)(xiv) of this Agreement, to the knowledge of the Company, the Company Intellectual Property constitutes all of the Technology and Intellectual Property Rights used in, necessary to or that otherwise would be infringed by the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development) of the Company. Except as set forth in Section 2.14(i) of the Disclosure Schedule, the Company will, to its knowledge, own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are necessary to the operation of the business of the Company as it currently is conducted and without infringing on the Intellectual Property Rights of any person.
          (j) Except as set forth in Section 2.14(j) of the Disclosure Schedule, no third party that has exclusively licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been exclusively licensed to the Company.
          (k) Except as set forth in Section 2.14(k) of the Disclosure Schedule, there is no Material Contract between the Company and any other person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted under which there is any dispute regarding the scope of

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such Material Contract, or performance under such Material Contract including with respect to any payments to be made or received by the Company thereunder.
          (l) Except as set forth in Section 2.14(l) of the Disclosure Schedule, the operation of the business of the Company as it has been conducted and as it is currently conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service of the Company has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Parent and/or the Company immediately following the Closing in the same manner currently conducted, any Intellectual Property Rights of any person. Except as set forth in Section 2.14(l), the Company has not received notice from any person claiming that such operation or any act or any such product, technology or service of the Company, infringes or misappropriates any Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).
          (m) Other than as set forth in the Contract List, neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Sub by operation of law or otherwise of any Contracts to which the Company is a party, will result in: (i) Parent, Sub or the Company or any of their subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Company or any of their subsidiaries, (ii) Parent, the Company or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the Company or any of their Subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (n) To the knowledge of the Company, no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property other than licensees who are delinquent in paying license fees to the Company, none of which are material.
          (o) The Company, since January 1, 2006, has taken all commercially reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (as set forth in Exhibit C), and except as set forth in Section 2.14(o) of the Disclosure Schedule, since January 1, 2006, all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form.
          (p) Except as set forth in Section 2.14(p) of the Disclosure Schedule and to the knowledge of the Company, no Company Intellectual Property, product, Technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement

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agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (q) To the knowledge of the Company, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material or false advertising.
          (r) To the knowledge of the Company, no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company Intellectual Property. To the knowledge of the Company, no rights have been granted to any Governmental Entity with respect to any Company product, technology or service, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company products, technologies and services in the ordinary course of business consistent with past practices. Except as set forth on Section 2.14(r) of the Disclosure Schedule and to the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, since January 1, 2006, has performed services for the government, a university, college or other educational institution, or a research center, during the period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (s) The Company has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and websites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and the Company’s privacy policies. True and correct copies of all applicable privacy policies are attached to Section 2.14(s) of the Disclosure Schedule, and the Company has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws.
          (t) Other than as set forth in the Contract List, neither the Company nor to its knowledge, any person acting on the Company’s behalf has disclosed, delivered or licensed to any person, agreed to disclose, deliver or license to any person, or permitted the disclosure or delivery to any escrow agent or other person of any software source code or related proprietary or confidential information or algorithms owned by the Company or used in its business (“Company Source Code”). Except as set forth in Section 2.14(t) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code.
          (u) The Contract List lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution

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model (including but not limited to the GNU General Public License) that the Company uses or licenses, and identifies that which is incorporated into, combined with, or distributed in conjunction with any Company products or services (“Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Company Intellectual Property in source code form, to license any such Company Intellectual Property for the purpose of making derivative works, or to distribute any such Company Intellectual Property without charge.
          (v) The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.
     2.15 Contracts and Commitments.
          (a) The Contract List sets forth each and every contract, agreement, arrangement, commitment or binding understanding to which the Company is a party which would reasonably be described by any of the following (each, a “Material Contract”):
               (i) any employment, contractor or consulting Contract with an employee or individual consultant, contractor or salesperson, or consulting, services or sales Contract with a firm or other organization in excess of $50,000 per annum individually or $150,000 per annum in the aggregate;
               (ii) any Contract, Company Employee Plan or Plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond in excess of $50,000;
               (iv) any lease of personal property or equipment having a value in excess of $50,000 individually or $150,000 in the aggregate;
               (v) any Contract of indemnification or guaranty, but excluding Contracts of indemnification or guaranty with respect to the infringement by the Company products of the material Intellectual Property Rights of third parties that are contained in the Company’s written

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agreements with its customers that have been entered into in the ordinary course of business consistent with past practices substantially in the Company’s standard form of customer agreement;
               (vi) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $150,000 in the aggregate;
               (vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business consistent with past practices;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit;
               (ix) any purchase order or Contract obligating the Company to purchase materials or services at a cost in excess of $50,000 individually or $150,000 in the aggregate;
               (x) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favoured nations,” restriction on the operation or scope of its businesses or operations, or similar terms;
               (xi) any Contract providing a customer with refund rights;
               (xii) any dealer, distribution, marketing, development or joint venture Contract which requires payment by the Company in excess of $50,000 individually or $150,000 in the aggregate;
               (xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products, Technology or services of the Company in excess of $50,000;
               (xiv) any Contracts to which the Company is a party with respect to any Technology or Intellectual Property Rights, including without limitation any in-bound licenses, out-bound licenses and cross-licenses, but excluding (i) with respect to out-bound licenses (1) non-disclosure agreements and (2) non-exclusive out-bound licenses with respect to the provision of Company’s products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business consistent with past practices), and (ii) with respect to in-bound licenses, (1) in-bound licenses for “freeware,” “free software,” “open source software” licensed to the Company and listed in Section 2.14(u) of this Agreement and (2) commercially available off-the-shelf “shrink wrap” or “click wrap” software and the like that is generally available on nondiscriminatory pricing terms for a cost of not more than $50,000 for a perpetual license for a single user or workstation or $150,000 in the aggregate for all users and workstations; or

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               (xv) any other Contract that involves $50,000 individually or $150,000 in the aggregate or more and is not cancelable by the Company without penalty within ninety (90) days.
          (b) Except as set forth in Section 2.15(b) of the Disclosure Schedule The Company is in substantial compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract (where such default has not been waived), nor does the Company have knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Except as set forth in Section 2.15(b) of the Disclosure Schedule and to the knowledge of the Company, each Material Contract is in full force and effect, and the Company is not subject to any material default thereunder nor is any party obligated to the Company pursuant to any such Material Contract subject to any material default thereunder (where such default has not been waived).
     2.16 Governmental Authorization. To the Company’s knowledge, each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest has been issued or granted to the Company, as the case may be, except for such failures to obtain such issues or grants which have not had and would not reasonably be expected to have a Company Material Adverse Effect (collectively, “Company Authorizations”). To the Company’s knowledge, the Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no action, suit, claim or proceeding of any nature pending, or to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors, nor to the knowledge of the Company is there any reasonable basis therefor which, if determined adversely to the Company would reasonably be expected to result in a material liability or obligation. To the knowledge of the Company, there is no investigation, audit, or other proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the knowledge of the Company is there any reasonable basis therefor. Except as set forth in Section 2.17 of the Disclosure Schedule, to the Company’s knowledge, no Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted. There is no action, suit, claim or proceeding of any nature pending or, to the knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to applicable Law to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time, nor are there, to the knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

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     2.18 Minute Books. Except as set forth in Section 2.18 of the Disclosure Schedule, the minutes of the Company made available to counsel for Parent contain complete and accurate records of all material actions taken, and summaries of all material meetings held, by the Shareholders, the Board and the board of directors of each of its Subsidiaries (and any committees thereof) since January 1, 2006, as the case may be.
     2.19 Environmental Matters. The Company (i) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability reasonably estimated to be in excess of $50,000; (ii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any material amounts of Hazardous Materials, arranged for the disposal, discharge, storage or release of any material amounts of Hazardous Materials, or exposed any employee or other individual to any material amounts of Hazardous Materials so as to give rise to any material Liability or corrective or remedial obligation under any Environmental Laws; (iii) has not entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company or its Subsidiaries; and (iv) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. To the Company’s knowledge, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material Liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.20 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.20 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     2.21 Employee Benefit Plans and Compensation.
          (a) Except as set forth in Section 2.21(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written employment or consulting agreement or any verbal employment or consulting agreement which may not be terminated on three (3) months notice or which provides for a payment in excess of the amount required by Law on a change of control of Company or severance of employment.
          (b) Except as set forth in Section 2.21(b) of the Disclosure Schedule, the Company does not have any Company Employee Plans and has made no promises, contracts or other commitments with respect to increased benefits under such Company Employee Plans.

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          (c) Except as set forth in Section 2.21(c) of the Disclosure Schedule, the Company and each of its Subsidiaries is in substantial compliance with all applicable material Laws respecting employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations, or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any employee agreement or Company Employee Plan (other than routine claims for benefits). There are no pending or threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, or any Company trustee under any worker’s compensation policy or long-term disability policy. Neither the Company nor any of its Subsidiaries is party to a conciliation agreement, consent decree, or other Contract or order with any Governmental Entity with respect to employment practices. The services provided by each of the Company’s and each of its Subsidiaries’ Employees is terminable at the will of the Company (except with respect to (i) any Canadian Employees whose employment is terminable on reasonable notice; (ii) on terms disclosed in the Disclosure Documents; or (iii) as otherwise required by Laws applicable in the jurisdiction in which the applicable Employee resides).
          (d) Labour. No strike, labour dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened, or reasonably anticipated. The Company has no knowledge of any activities or proceedings of any labour union to organize any Employees. There are no actions, suits, claims, labour disputes or grievances pending or threatened or reasonably anticipated relating to any labour matters involving any Employee, including, without limitation, charges of unfair labour practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labour practices within the meaning of the National Labour Relations Act or any applicable remediation labour laws. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, and no Employees of the Company or any of its Subsidiaries are members of a union. Neither the Company nor any of its Subsidiaries has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state, provincial or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state, provincial or local law, or incurred any liability or obligation under the WARN Act or any similar state, provincial or local law that remains unsatisfied. No terminations prior to the

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Closing would trigger any notice or other obligations under the WARN Act or similar state, provincial or local law.
          (e) No Interference or Conflict. To the knowledge of the Company, no employee of the Company is subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s or entity’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such employees is now bound.
          (f) Company Employee Plans. Each Company Employee Plan has been established, registered (where required), maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any Law that is applicable to such Company Employee Plan. Furthermore, no Company Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, to the knowledge of the Company, no condition exists that would prevent the Company or Parent from terminating or amending any Company Employee Plan at any time for any reason without liability to the Company or it Subsidiaries (other than ordinary administration expenses or routine claims for benefits).
          (g) No Pension Plans. Except as otherwise provided in Section 2.21(g) of the Disclosure Schedule, neither the Company nor any current or past Subsidiary has ever maintained, established, sponsored, participated in, or contributed to, any pension plan.
          (h) No Post Employment Obligations. Except as otherwise provided in Section 2.21(h) of the Disclosure Schedule, no Company Employee Plan or employee agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by Law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by Law.
     2.22 Insurance. All insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company have been disclosed in the Disclosure Documents. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) is reasonably likely to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior

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to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. The Company has no knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan, other than the Company’s short term disability plan.
     2.23 Compliance with Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of suspected, potential, or actual violation with respect to, any Law which violation could reasonably be expected to have a Company Material Adverse Effect.
     2.24 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.24 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favour such letter of credit was issued), and (c) the name and address of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.24 of the Disclosure Schedule.
     2.25 Shareholder Rights Plan. The Company has no shareholder rights plan, “poison-pill” or other Contract or arrangement designed to have the effect of delaying, deferring or discouraging another party from acquiring control of the Company.
     2.26 Voting Requirements. The Shareholder Approval is the only vote of the Shareholders necessary to approve or adopt the Arrangement or to consummate the Arrangement and the other transactions contemplated by this Agreement.
     2.27 Opinion of Financial Advisor. The Company has received an initial report, in oral form from Ridgecrest Capital Partners to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the Shareholders pursuant to the Arrangement is fair to such Shareholders from a financial point of view.
     2.28 Competition Act. Neither the aggregate value of the assets in Canada, nor the aggregate annual gross revenues from sales in or from Canada from assets in Canada, of the Company and the corporations which it controls (as such terms are defined in the Competition Act and as such values are determined in each case in accordance with the Competition Act and the Notifiable Transactions Regulations thereunder) exceeds $50 million.

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     2.29 Investment Canada Act. Neither the Company nor any of its Subsidiaries provides any services or engages in any of the activities of a business described in subsection 14.1(5) of the Investment Canada Act.
     2.30 No “Collateral Benefit” under MI 61-101. To the knowledge of the Company, no “related party” of the Company (within the meaning of CSA Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”)) will receive a “collateral benefit” (within the meaning of such rule) as a consequence of the transactions contemplated by this Agreement.
     2.31 Information Supplied. None of the information included or incorporated by reference in the Proxy Circular will, at the date it is first mailed to the Shareholders, at the time of the Special Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such time or date, contain any Misrepresentation, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Circular. The Proxy Circular will comply as to form in all material respects with the applicable requirements of the ABCA and Securities Laws applicable in the jurisdictions in Canada where the Company is a reporting issuer.
     2.32 Complete Copies of Materials. With respect to each document included in the Disclosure Documents, the copy of such document delivered or made available to Parent, was a true and complete copy (or summary of the same indicating that it was a summary).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:
     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the

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part of Parent and Sub. This Agreement and any related agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any related agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Securities Laws, and all approvals as may be required by the Interim Order and the Final Order, (ii) the filing of the Articles of Arrangement with the Registrar and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) the filing of a post-closing notification under the Investment Canada Act, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated by this Agreement.
     3.4 No Conflict. The execution and delivery by Parent and Sub of this Agreement and any related agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, bylaws, or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3 hereof, any material Laws applicable to Parent or Sub or any of their respective properties (whether tangible or intangible) or assets.
     3.5 Parent Common Stock. The Parent Common Stock which constitutes part of the Purchase Consideration has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and non-assessable. There are no statutory or contractual shareholder preemptive rights with respect to the issuance of the Parent Common Stock which constitutes part of the Purchase Consideration.
     3.6 SEC Documents. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2007. Parent has made available to the Company, or the EDGAR system of the SEC contains in a publicly available format, all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements,

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prospectuses, reports, schedules, forms, statements and other documents (including those that Parent may file subsequent to the date hereof until the Effective Time) are referred to herein as the “Parent SEC Reports”. As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with and complied in all material respects with the requirements of the U.S. Securities Act, or the U.S. Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
     3.7 Parent Financial Statements. The financial statements of Parent included in the Parent SEC Reports, as of their respective dates, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements to normal year-end adjustments).
     3.8 No Undisclosed Liabilities. Parent has no material Liabilities other than (i) those set forth or adequately provided for in the balance sheet included in Parent’s most recently filed Quarterly Report on Form 10-Q (including the notes thereto, the “Parent Balance Sheet”), (ii) those incurred in the ordinary course of business, consistent with past practices, and not required by GAAP to be set forth in the Parent Balance Sheet, or (iii) those incurred in the ordinary course of business since the date of the Parent Balance Sheet, consistent with past practices.
     3.9 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, since the date of the most recent unaudited financial statements included in the Parent SEC Reports and through the date of this Agreement, there has not been (i) any Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent’s capital stock, (iii) any amendment of any provision of the certificate of incorporation or bylaws of, or of any material term of any outstanding security issued by, Parent, (iv) any material change in any method of accounting or accounting practice by Parent except for any such change required by a change in GAAP, or (v) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock.
     3.10 Certain Securities Law Matters. The Shares to be issued in connection with the transactions contemplated hereby will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained

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therein in respect of “control distributions,” will be freely tradable within Canada by the holders thereof. The certificates representing the Shares to be issued in connection with the Arrangement to Shareholders will not bear any U.S. Securities Act restrictive legend.
     3.11 Interim Operations of Sub.
          (a) All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, shareholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Sub has not incurred, directly or indirectly, through any of its Subsidiaries or affiliates, any obligations or liabilities.
     3.12 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no Litigation of any nature pending, or to the knowledge of Parent, threatened, against Parent, any of its Subsidiaries, their respective properties (tangible or intangible) or any of their respective officers or directors, that is reasonably likely to result in a Parent Material Adverse Effect, and there is no Litigation pending or, to the knowledge of Parent, threatened, against Parent by or before the SEC or NASDAQ. No Governmental Entity has at any time challenged the legal right of Parent or any of its Subsidiaries to conduct its operations as presently or previously conducted.
     3.13 Information Supplied. None of the information supplied in writing by Parent for inclusion or incorporation by reference in the Proxy Circular will, at the date it is first mailed to the Shareholders, at the time of the Special Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such time or date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time (subject to Sections 4.1(a) — 4.1(aa) below), the Company agrees to conduct its business, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), in the ordinary course of business consistent with past practices, to pay the debts and Taxes of the Company when due (subject to Section 4.1(f) below), to pay or perform other obligations when due, and, to the extent consistent with such business and this Section

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4.1, to preserve intact the present business organizations of the Company, keep available the services of the present officers and key employees of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company consistent with past practices and experiences and any material event involving the Company that arises during the period from the date of this Agreement and continuing until the earlier of the Termination Date or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent (such consent not to be unreasonably withheld or delayed) of Parent, from and after the date of this Agreement:
          (a) cause or permit any amendments to the Charter Documents;
          (b) make any expenditures or enter into any commitment or transaction requiring payments by the Company in excess of $50,000 individually or $150,000 in the aggregate, except in the ordinary course of business consistent with past practices;
          (c) pay, discharge, waive or satisfy, any indebtedness for borrowed money;
          (d) Except as disclosed in Section 4.1(d) of the Disclosure Schedule, pay, discharge, waive or satisfy, any third party expense in an amount in excess of $50,000 in any one case, or $150,000 in the aggregate, except in the ordinary course of business consistent with past practices, or any other claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than with respect to such other claim, liability right or obligation, the payment, discharge or satisfaction in the ordinary course of business consistent with past practices of liabilities reflected or reserved against in the Company Balance Sheet;
          (e) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;
          (f) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to material taxes, settle or compromise any material Tax claim or assessment involving material Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or file any material Tax return or any amended Tax return unless a copy of such Tax return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax return;
          (g) revalue any of its assets (whether tangible or intangible), other than in the ordinary course of business, consistent with past practices other than as disclosed in Section 4.1(g) of the Disclosure Schedule;

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          (h) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock of the Company, or subdivide, consolidate, reclassify or otherwise change any shares in the capital of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares in the capital of the Company (or options, warrants or other rights exercisable therefor);
          (i) Except as disclosed in Section 4.1(i) of the Disclosure Schedule, increase the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof disclosed in Section 4.1(i) of the Disclosure Schedule;
          (j) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any accounts receivable of the Company, except as otherwise permitted pursuant to Section 4.1(p);
          (k) make any loan to any person or purchase debt securities of any person or amend the terms of any outstanding loan Contract;
          (l) (i) incur any indebtedness or guarantee any indebtedness of any person in an amount in excess of $150,000 in the aggregate or (ii) issue or sell any debt securities, or guarantee any debt securities of any person (for avoidance of doubt, amounts classified as “deferred revenue” pursuant to the requirements of GAAP shall not be deemed to be indebtedness);
          (m) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;
          (n) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company;
          (o) issue, grant, deliver, sell or amend or authorize or propose the issuance, grant, delivery, sale or amendment of, or purchase or propose the purchase of, any shares in the capital of the Company or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, including any Options, Warrants, RSUs or RSAs or the Plans or any agreement in respect thereof, or other Contracts or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Shares pursuant to the exercise of Options, Warrants, RSUs or RSAs outstanding at the date hereof;
          (p) (i) sell, lease, license or transfer to any person any rights to any Company Intellectual Property or enter into any Contract or modify any existing Contract with respect to any Company Intellectual Property with any person or with respect to any Intellectual Property Rights of any person, except standard original equipment manufacturer licenses (“OEM Licenses”) or other

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licenses entered into in the ordinary course of business, (a) containing a unit-based royalty pursuant to which the Company is paid a defined dollar amount per unit distributed by the original equipment manufacturer licensee with a product, service or technology of the Company (and excluding any fixed-fee, unlimited-unit or other pre-paid royalty arrangement), (b) having terms that are, individually and in the aggregate, no less favorable to Company than the terms of that OEM License in effect as of the date of this Agreement between the Company and an original equipment manufacturer licensee that is most favorable to the Company (including with respect to royalty rates, financial structure and terms), and (c) terminable by the Company for convenience on no less than thirty (30) days notice to the original equipment manufacturer licensee, (ii) except in the ordinary course of business, consistent with past practices, purchase or license any Intellectual Property Rights or enter into any Contract or modify any existing Contract with respect to the Technology or Intellectual Property Rights of any person, (iii) enter into any Contract or modify any existing Contract with respect to the development of any Intellectual Property Rights with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company;
          (q) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any product, service or Technology of the Company, except as otherwise permitted pursuant to Section 4.1(p);
          (r) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy Contract with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreement;
          (s) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts;
          (t) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
          (u) Except as disclosed in Section 4.1(u) of the disclosure Schedule, adopt or amend any Company Employee Plan or employee agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(u) of the Disclosure Schedule;

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          (v) enter into any strategic alliance or affiliate Contract or joint marketing Contract;
          (w) hire, promote, demote or terminate any employees, or encourage any employees to resign from the Company, except as results in termination or severance payments not exceeding $25,000 in any one case, or $100,000 in the aggregate, or except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(i) of the Disclosure Schedule; provided, however, that, while Parent acknowledges and agrees that the Company shall be under no obligation to terminate the employment of any employee, the Company may, without the consent of Parent, terminate the employment of up to five employees in the aggregate in the ordinary course of business for performance reasons;
          (x) without the prior written consent of Parent, not to be unreasonably withheld, make any representations or issue any communications (including electronic communications) to employees regarding any benefits of the transactions contemplated by this Agreement, including any representations regarding offers of employment from Parent or the terms thereof;
          (y) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (z) cancel, amend or renew any insurance policy, except in the ordinary course of business consistent with past practices; or
          (aa) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(z) hereof, or any other action that would likely (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.
     4.2 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to both of the following individuals:
(a)	Richard Palmer, Senior Vice President Corporate Development Telephone: (781) 565-5000 Facsimile: (781) 565-5001 E-mail address: richard.palmer@nuance.com
(b)	Garrison Smith, Associate General Counsel Telephone: (781) 565-5277 Facsimile: (877) 642-3375 E-mail address: garrison.smith@nuance.com

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     4.3 No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, on and after the date of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, lawyer, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, lawyer, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) make, solicit, initiate or encourage, or take any other action to facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of the Company or any Subsidiary) any Acquisition Proposal or any inquiries or the making of any proposal that is reasonably likely to lead to an Acquisition Proposal, or release any third party from, amend, modify or waive the terms of any standstill or confidentiality agreement with the Company or its securities in any manner that would facilitate the making or implementation of any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise cooperate in any way with any person (or any representative thereof) with respect to, any Acquisition Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, in response to a bona fide written unsolicited (after the date hereof) Acquisition Proposal that the Board determines in good faith (after receipt of advice from its outside legal counsel and outside financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, and which Acquisition Proposal did not result from a breach of this Section 4.3(a), notwithstanding any other provision of this Agreement the Company may, and may permit and authorize its Subsidiaries and its and its Subsidiaries’ representatives to, in each case subject to compliance with Section 4.3(d), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Acquisition Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the Confidentiality Agreement dated September 8, 2008 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), other than exclusions permitting the Company to provide information required under this Section 4.3 to the Parent, provided that all such information had been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with the person making such Acquisition Proposal (and its representatives) regarding such Acquisition Proposal; provided that (x) the Company shall have first sent an executed copy of such confidentiality agreement to Parent, and (y) the Company shall have provided Parent with a list of, and in the case of information that was not previously made available to Parent, copies of, any information provided to such person. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.3(a) or by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, lawyer, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.3(a).
     For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal, offer or public announcement from any person (other than Parent or Sub or any affiliate of Parent or Sub) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in

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one transaction or a series of transactions, including by way of any arrangement, merger, amalgamation, consolidation, take-over bid, exchange offer, stock acquisition, asset acquisition, binding share exchange, share issuance, business combination, recapitalization, liquidation, dissolution, joint venture, strategic license or similar transaction, of (i) assets or businesses that constitute or generate 15% or more of the total revenue, net income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole, (ii) assets or businesses that are otherwise material to the Company or (iii) 15% or more of the outstanding Shares or any class of shares in the capital of, or other equity or voting interests in, one or more of the Subsidiaries of the Company which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clauses (i) or (ii) above.
     For purposes of this Agreement, the term “Superior Proposal” means any bona fide written unsolicited (after the date hereof) written Acquisition Proposal, which did not result from a breach of Section 4.3(a), made by any person (other than Parent or Sub or any affiliate of Parent or Sub) that, if consummated, would result in such person (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, 100% of the voting power of the Shares or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which such Acquisition Proposal (i) is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal, (ii) is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), will be obtained, (iii) is not subject to a due diligence and/or access condition that would allow access to the books, records, personnel or properties of the Company or any of its Subsidiaries or their respective representatives beyond 5:00 p.m. (Calgary time) on the fifth Business Day after which access is afforded to the third party making the Acquisition Proposal and (iv) is, subject to applicable Law, made available to all Shareholders in Canada and the United States on substantially the same terms and conditions and which the Board determines in good faith (after receipt of advice from its external financial advisors) is at a value per Share in excess of the Share Consideration by at least $0.05 and would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms, result in a materially more favourable transaction from a financial point of view (taking into account the Termination Fee, if applicable) to the Shareholders than the Arrangement (taking into account all of the terms and conditions of such proposal and this Agreement (including the ability of the parties thereto to consummate the transactions contemplated thereby and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)).
          (b) Neither the Board nor any committee thereof shall (i) withdraw, modify or qualify in a manner adverse to Parent or Sub, or propose publicly to withdraw, modify or qualify in a manner adverse to Parent or Sub, the approval, recommendation or declaration of advisability by the Board or any such committee of this Agreement or the Arrangement, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal, or resolve or agree to take any such action, or remain neutral with respect to any Acquisition Proposal (including a

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Superior Proposal) (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change” and it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period ending on the earlier of (1) the tenth Business Day following the first public announcement of such Acquisition Proposal and (2) the expiration of the Matching Period in respect of such Acquisition Proposal shall not be considered to be an Adverse Recommendation Change), (ii) adopt or approve any Acquisition Proposal, or propose the approval or adoption of any Acquisition Proposal, or resolve or agree to take any such action, or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, arrangement agreement, merger agreement, amalgamation agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 4.3(a)), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Shareholder Approval, the Board may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided that the Board determines in good faith, after consultation with its outside legal counsel and its external financial advisors that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and provided, further, that the Board may not effect such an Adverse Recommendation Change unless (A) the Board shall have first provided prior oral and written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall attach the most current version of any written Contract or proposal relating to the transaction that constitutes such Superior Proposal, and (B) Parent does not make, within five Business Days after the receipt of such notice (the “Matching Period”), a proposal that would, in the reasonable good faith judgment of the Board (after consultation with its external financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal. The Company agrees that, during the five Business Day period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate exclusively in good faith with Parent and its officers, directors, and representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent and, for greater certainty, shall not negotiate or discuss the Superior Proposal, or otherwise communicate, with the third party making the Superior Proposal or any “joint actor” (as defined in MI 61-101) of such third party including any director, officer or employee of such third party or any such joint actor or any investment banker, lawyer, accountant or other advisor or representative of such third party or any such joint actor. The Company acknowledges and agrees that each successive modification of any Superior Proposal shall constitute a new Superior Proposal for the purposes of this Section 4.3 and shall initiate a new five Business Day period.
          (c) The Company shall cease and cause to be terminated any discussion, negotiations, solicitation, encouragement, or activity by the Company or its representatives or agents with any parties other than the other parties hereto, with respect to any potential Acquisition Proposal, and in connection therewith, the Company will forthwith discontinue access to all data rooms (electronic or otherwise) by all persons other than Parent and Sub and will request (and

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exercise all rights it has to require) the return or destruction of information regarding the Company and its Subsidiaries previously provided to any such person or any other person. The Company shall not release or permit the release of any third party from any confidentiality, non-solicitation or standstill Contract with the Company to which such third party is a party, or modify or waive the terms thereof.
          (d) In addition to the obligations of the Company set forth in Section 4.3(a) and Section 4.3(b), the Company shall, as promptly as possible and in any event within 24 hours after the Company first obtains knowledge of the receipt thereof, advise Parent orally and in writing of (i) any Acquisition Proposal or any request for information or inquiry that the Company reasonably believes could lead to or contemplates an Acquisition Proposal and (ii) the terms and conditions of such Acquisition Proposal, request or inquiry (including a copy of any written Acquisition Proposal and any subsequent amendment or other modification thereto or to such terms and conditions), the identity of the person making any such Acquisition Proposal, request or inquiry. Commencing upon the provision of any notice referred to above, the Company shall timely provide such additional information about such Acquisition Proposal and the progress of negotiations relating thereto as Parent may reasonably request.
          (e) Nothing contained in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from making any disclosure to the Shareholders in respect of any Acquisition Proposal that is required pursuant to applicable Securities Laws; provided, however, that in no event shall the Company or its Board or any committee thereof take, agree or resolve to take any action prohibited by Section 4.3(b)(i), (ii) or (iii), except as expressly permitted by Section 4.3(b), provided, however, that any such communication shall be deemed to be an Adverse Recommendation Change unless the Board expressly states in such communication that its recommendation in favour of the approval of this Agreement and the Arrangement is unqualified and has not changed.
          (f) Parent shall have the right, in its sole discretion, but not the obligation, at any time prior to the Effective Time to increase the consideration payable to Shareholders under the Arrangement, including by adding additional share or cash consideration or adding and/or substituting other forms of consideration.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Access to Information. Subject to applicable Laws or Judgment, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours, in the period from the date hereof and prior to the Effective Time, to (i) all of the properties, books, Contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (iii) all employees of the Company as

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identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement in accordance with the terms and provisions hereof.
     5.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 or Section 5.3 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement.
     5.3 Commercially Reasonable Efforts; Consultation and Notice.
          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Arrangement and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings, (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Arrangement or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any Litigation by any Governmental Entity or other person and (v) the obtaining of all necessary consents, approvals or waivers from any third parties; provided, that this clause (v) shall not limit the rights of the Company or the Board under Section 4.3. In connection with and without limiting the generality of the foregoing, each of the Company and the Board shall, if any takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Arrangement and the other transactions contemplated by this Agreement, use its commercially reasonable efforts to ensure that the Arrangement and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Arrangement and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, except as otherwise permitted by this Agreement, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in any Litigation, whether judicial or administrative, brought by any Governmental Entity (i) challenging or

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seeking to restrain or prohibit the consummation of the Arrangement or any of the other transactions contemplated by this Agreement, or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Arrangement or any of the other transactions contemplated by this Agreement; (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any Shares or shares in the capital of Sub, including the right to vote the Shares or shares in the capital of Sub on all matters properly presented to the Shareholders or the shareholders of Sub, respectively; or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) directly or indirectly prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, non-actions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.
          (b) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Laws, the Company shall consult in good faith on a reasonably regular basis with Parent to report material, individually or in the aggregate, operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          (c) Except as prohibited by applicable Laws, the Company shall promptly notify Parent of:
               (i) the occurrence of any matter or event that (1) is, or that is reasonably likely to cause a Company Material Adverse Effect or (2) has resulted, or is reasonably likely to result, in (I) any representation and warranty of the Company set forth in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied or

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(II) any other condition to the transactions contemplated hereby and set forth in Section 6.2 not being satisfied;
               (ii) the failure of the Company to perform any obligation to be performed by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied;
               (iii) its receipt of any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the Arrangement or any of the other transactions contemplated by this Agreement;
               (iv) its receipt of any notice or other communication from any significant customer or significant supplier to the effect that such significant customer or significant supplier is terminating or otherwise materially adversely modifying its relationship with Company or any of its Subsidiaries as a result of the Arrangement or any of the other transactions contemplated by this Agreement;
               (v) its receipt of any notice or other communication from any Governmental Entity in connection with the Arrangement or any of the other transactions contemplated hereby, and a copy of any such notice or communication (if in written form) shall be promptly furnished to Parent; and
               (vi) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or that relate to the consummation of the Arrangement or any of the other transactions contemplated by this Agreement;
provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          (d) Parent shall give prompt notice to the Company of (A) any representation or warranty made by Parent or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, (B) the failure of Parent or Sub to perform any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
          (e) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Litigation against the Company and/or its directors relating to the Arrangement or the other transactions contemplated by this Agreement, and will obtain the prior written consent of Parent prior to settling or satisfying any such claim (which

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consent shall, solely in the case of any material Litigation that has resulted in any condition set forth in Section 6.2(c) not being satisfied, not be unreasonably withheld; provided, however, that no litigation shall be considered material Litigation for purposes of this Section 5.3 if Parent shall have waived any condition to effect the Arrangement set forth in Article VI, to the extent such condition is not satisfied as a result of such Litigation as of the date that all other conditions set forth in Article VI shall have been satisfied or waived by Parent); provided that nothing in this Section 5.3(e) shall obligate Parent to agree or consent to the Company or any Subsidiary divesting, holding separate, or entering into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible).
     5.4 Indemnification, Exculpation and Insurance.
          (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favour of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective Charter Documents (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall survive the Arrangement and shall be binding upon all the successors and assigns of the Company and shall continue in full force and effect in accordance with their terms, and Parent shall and shall cause its Subsidiaries and successors and assigns of the Company to comply with and honor the foregoing obligations without termination or modification thereof.
          (b) The Company shall obtain as of the Effective Time a “tail” insurance policy with a claims period of six years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favourable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Effective Date, be in effect and prepaid for such six year period; provided, that in no event shall Parent or Sub be required to pay, with respect to the entire six year period following the Effective Time, premiums for insurance under this Section 5.4(b) which in the aggregate exceed one hundred fifty percent (150%) of the Company’s aggregate 2008 premiums for directors’ and officers’ liability insurance coverage; provided that, subject to the immediately proceeding sentence, Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six-year period following the Effective Time, as may be obtained for such amount. For the avoidance of doubt, nothing in this Section 5.4(b) shall require Parent, Sub or the Company to make expenditures on premiums for insurance exceeding $330,000 in the aggregate. Notwithstanding the cap on the aggregate insurance premiums, none of the foregoing shall be interpreted to limit the Parent’s indemnification obligations under this Section 5.4 in the event that proceeds of insurance are insufficient to cover the same.
          (c) The provisions of this Section 5.4 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. It is the intention of the parties to constitute

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the Company as trustee for the indemnified parties of the rights and benefits of this Section 5.4 and the Company agrees to accept such trust and to hold the rights and benefits of this Section 5.4 in trust for and on behalf of the indemnified parties. The obligations of Parent and Sub under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 5.4 applies unless (i) such termination or modification is required by applicable Laws or (ii) the affected indemnified party shall have consented in writing to such termination or modification.
     5.5 Fees and Expenses.
          (a) Except as expressly set forth in this Section 5.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Arrangement is consummated.
          (b) In the event that (i) an Acquisition Proposal has been publicly made known to the Company or shall have been made directly to its Shareholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal or an Acquisition Proposal otherwise becomes widely known to the Shareholders and thereafter both of the following occur: (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g)(i) and (B) prior to the date that is 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to such Acquisition Proposal or such Acquisition Proposal is consummated (solely for purposes of this Section 5.5(b)(i)(B), the term “Acquisition Proposal” shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 4.3 except that all references to 15% shall be deemed references to 50%); or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(f), then, in each such case, the Company shall pay Parent a fee equal to $1,500,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (A) in the case of a termination by Parent pursuant to Sections 7.1(e), within two Business Days after such termination, (B) in the case of a termination by the Company pursuant to Section 7.1(f), Parent shall have received the Termination Fee prior to such termination, and (C) in the case of a payment as a result of any event referred to in Section 5.5(b)(i)(B), no later than the first to occur of such events.
          (c) Notwithstanding anything to the contrary in this Agreement, in the event of a termination of this Agreement pursuant to Section 7.1(h), Parent shall be obligated to pay to the Company, as liquidated damages in full satisfaction of all of Parent’s obligations under this Agreement, a fee equal to $1,500,000 (the “Parent Termination Fee”) by wire transfer of same-day funds to an account designated by the Company within two Business Days of the Termination Date. Receipt of the Parent Termination Fee shall be the Company’s sole and exclusive remedy for monetary damages for a breach of this Agreement by Parent.
          (d) The parties acknowledge that the agreements contained in this Section 5.5 are an integral part of the transactions contemplated by this Agreement, and that, without these

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agreements, the parties would not have entered into this Agreement. Accordingly, if any party fails to pay the amounts due pursuant to this Section 5.5 as soon as reasonably practicable after such amounts become due (the “Party in Breach”) and, in order to obtain such payment, the other party (the “Other Party”) commences a suit that results in a judgment against the Party in Breach for the amounts set forth in this Section 5.5, the Party in Breach shall pay to the Other Party its reasonable and documented costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.5 at the prime rate per annum for Canadian dollar commercial loans of Royal Bank of Canada in effect on the date such payment was required to be made plus 1%. The parties acknowledge that in no event shall the Party in Breach be required to pay the fee referred to in this Section 5.5 on more than one occasion.
          (e) In the event the Termination Fee is paid to Parent or the Parent Termination Fee is paid to the Company, no other amounts will be due and payable as damages or otherwise by the Company or Parent and the Company and Parent hereby accept that the Termination Fee or the Parent Termination Fee is in lieu of any damages or any other payment to which they may be entitled. Each of the parties agrees that the Termination Fee or the Parent Termination Fee constitutes payment of liquidated damages that are a genuine anticipated assessment or estimate of the damages that the Company or Parent will suffer or incur as a result of the event giving rise to such damages and resulting in the termination of this Agreement and does not and will not constitute payment of a penalty, and the Company and Parent irrevocably waive any right each of them may have to raise as a defense that any such liquidated damages are excessive or punitive. Notwithstanding the foregoing, nothing in this Agreement shall (i) relieve or have the effect of relieving the Company in any way from liability for damages incurred or suffered by Parent as a result of an intentional or willful breach of this Agreement by the Company, or (ii) preclude Parent or the Company from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any of such covenants or agreements.
     5.6 Public Announcements. Subject to Section 1.2(a), Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Arrangement and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation and without prior written consent of the other party, such consent not to be unreasonably withheld, except as may be required by applicable Laws, court process or by obligations pursuant to any listing agreement with the Stock Exchanges or any other national securities exchange or national securities quotation system; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually, if made in compliance with the foregoing provisions of this Section 5.6).

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     5.7 Board Composition. The Company acknowledges that it is Parent’s intent to assume control of the Board and operations of the Company on and after the Effective Date. The existing members of the Board immediately prior to the Effective Date shall resign as members of the Board on the Effective Date (if requested by Parent). Following completion of the Arrangement, Parent shall make or cause to be made all necessary filings and registrations under the ABCA and other applicable Laws to reflect the resignation, termination or cessation of officers and directors of the Company and its Subsidiaries within the time periods provided under and otherwise in accordance with such Laws.
     5.8 Proxies and Dissent Rights. The Company shall advise Parent, as reasonably requested, and on a daily basis on each of the last seven Business Days prior to the Special Meeting, as to the aggregate tally of proxies and votes received in respect of the Special Meeting and the number of Shares for which Dissent Rights have been exercised.
     5.9 Stock Exchanges. The Company shall use its commercially reasonable efforts to maintain the listing of the Shares on the TSX until the Effective Date and shall not withdraw its present application to NASDAQ to continue its listing on NASDAQ.
     5.10 Privacy Issues.
          (a) The parties hereto acknowledge that they are responsible for compliance at all times with Applicable Privacy Laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to either party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).
          (b) Neither party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.
          (c) Each party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the parties shall proceed with the Arrangement, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the Arrangement.
          (d) Each party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable Law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.
          (e) Each party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner

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consistent with the parties’ obligations hereunder. Each party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access such information in order to complete the Arrangement.
          (f) Each party shall promptly notify the other parties to this Agreement of all inquiries, complaints, requests for access, and claims of which the party is made aware in connection with the Disclosed Personal Information. The parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any Governmental Entity charged with enforcement of Applicable Privacy Laws, in responding to such inquiries, complaints, requests for access, and claims.
          (g) Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either party, the counterparty shall forthwith cease all use of the Personal Information acquired by the counterparty in connection with this Agreement and will return to the party or, at the party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).
     5.11 Share Reservation. Parent agrees to reserve a sufficient number of shares of Parent Common Stock for issuance to the Shareholders in connection with the Arrangement.
     5.12 Section 3(a)(10) Exemption. In the event that, due to an amendment to the U.S. Securities Act, a change in the SEC’s interpretation of the U.S. Securities Act or a decision of a court which provides that orders of Canadian courts such as the Final Order do not qualify under Section 3(a)(10) of the U.S. Securities Act, the exemption from registration under Section 3(a)(10) of the U.S. Securities Act is not available for any reason to exempt the issuance of the Parent Common Stock in accordance with the Arrangement from the registration requirements of the U.S. Securities Act, then (unless Parent shall reasonably determine that another registration exemption is available and the Company, acting reasonably based on the advice of U.S. counsel, agrees that such other registration exemption is available) Parent shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Parent) in order to register the issuance of the Parent Common Stock in accordance with the Arrangement, and shall use its reasonable commercial efforts to cause such registration statement to become effective at or prior to the Effective Time.
     5.13 Listing Applications. Prior to the Effective Time, Parent shall prepare and file with NASDAQ, all necessary applications or other documents and pay all fees required in order to obtain the conditional listing approval of such Stock Exchange in respect of the Parent Common Stock to be delivered upon the completion of the Arrangement.
     5.14 Tax Reporting. The parties intend for the exchange of Parent Common Stock for the Shares pursuant to the Arrangement to be treated for U.S. federal income tax purposes as a taxable sale of shares. The parties agree to report the exchange of Parent Common Stock for the Shares pursuant to the Arrangement as a taxable sale and purchase of such Shares for all Tax purposes.

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Neither Parent nor any of its affiliates currently intends to merge, consolidate or amalgamate the Company as part of or after the Arrangement.
ARTICLE VI
CONDITIONS PRECEDENT
     6.1 Conditions to Obligations of Each Party to Effect the Arrangement. The respective obligations of the Company and Parent to effect the Arrangement is subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) Shareholder Approval. The Shareholder Approval shall have been obtained.
          (b) Interim Order. The Interim Order shall have been obtained in form and substance satisfactory to each of the parties hereto, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.
          (c) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered, or shall have threatened to enact, issue, promulgate, enforce or enter, any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of or would have the effect of making the Arrangement illegal or otherwise prohibiting consummation of the Arrangement.
          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Judgment or order issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) preventing the consummation of the Arrangement shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (e) Listing Approval. NASDAQ shall have authorized for listing, subject to official notice of issuance, of the Parent Common Stock to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter.
          (f) Governmental Approvals. (A) All consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity, and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement including, without limitation, the waiting period under the Competition Act and the laws of any other jurisdiction which Parent and the Company reasonably determine to be applicable, and (B) any registration statement filed by Parent in connection with its obligations, if any, under Section 5.12 hereof shall have been declared effective by the SEC.

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          (g) Canadian Securities Laws Issues. The distribution of Parent Common Stock pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian Securities Laws and are not subject to resale restrictions under applicable Canadian Securities Laws (other than as applicable to a “distribution” as defined under Canadian Securities Laws or pursuant to section 2.14 of CSA Multilateral Instrument 45-102 — Resale of Securities).
          (h) U.S. Securities Law Issues. Either (i) the Parent Common Stock to be issued in the United States in connection with the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act and U.S. state securities or “Blue Sky” laws and the securities to be distributed in the United States pursuant to the Arrangement are not subject to resale restrictions in the United States under the U.S. Securities Act or (ii) the registration statement on Form S-4 (or on such other form that may be available to Parent) contemplated by Section 5.12 shall have been declared effective by the SEC.
The foregoing conditions are for the mutual benefit of the parties hereto and may be waived by mutual consent of the Company and Parent in writing at any time.
     6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Arrangement are further subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:
          (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that, for the purposes of determining whether this condition has been satisfied with respect to the representation and warranty set forth in Section 2.14(m), Company Material Adverse Effect shall be deemed to mean a Parent Material Adverse Effect). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (c) No Litigation. There shall be no action, suit, claim, order, injunction, investigation or other proceeding of any nature pending, or overtly threatened, by any Governmental

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Entity, against Parent or the Company, their respective properties or any of their respective officers or directors challenging or seeking to make illegal, the Arrangement or the other transactions contemplated by the terms of this Agreement.
          (d) Financial Statements. The Company shall have completed the audit of its consolidated balance sheets as of December 31, 2008 and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (collectively, the “2008 Audited Financials”) and filed its Annual Report on Form 20-F or Form 10-K with the SEC in compliance with all applicable U.S. Securities Laws.
          (e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (f) Dissent Rights. Dissent Rights shall not have been exercised with respect to more than 5% of the aggregate number of Shares outstanding at the time of the Special Meeting in connection with the Arrangement.
          (g) Voting Support Agreements. The Voting Support Agreements between Parent and the directors, officers and Shareholders identified on Section 6.2(g) of the Disclosure Schedule has been executed and delivered by such Shareholders and are in full force and effect.
          (h) No Financial Statement Restatement. The audited consolidated balance sheets and the related consolidated statements of income, cash flow and stockholders’ equity included within the Filed Public Disclosure Documents (including the 2008 Audited Financials, once filed) are misstated in a manner that requires restatement (other than a restatement that is immaterial to the historical consolidated financial position, results of operations or cash flows of the Company).
     6.3 Conditions to Obligations of the Company
     . The obligation of the Company to effect the Arrangement is further subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect

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          (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
          (c) Consideration. Sub shall have deposited or cause to be deposited with the Depository, for the benefit of the Shareholders, the number of shares of Parent Common Stock and the aggregate amount of cash consideration to be paid by Sub to the Shareholders pursuant to the Plan of Arrangement.
          (d) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Parent Material Adverse Effect and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.
     6.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated and the Arrangement abandoned at any time prior to the Closing:
          (a) by mutual written agreement of the Company, Parent and Sub;
          (b) by Parent or the Company if the Effective Date shall not have occurred by June 15, 2009 (the “Termination Date”); for any reason provided, however, that in the event the Effective Date has not occurred solely as the result of the failure of the condition set forth in Section 6.2(c), and such condition is reasonably likely to be satisfied within an additional thirty (30) days, then the Termination Date shall be automatically extended for thirty (30) days; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal, state or provincial court in effect preventing consummation of the Arrangement, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Arrangement by any Governmental Entity that would make consummation of the Arrangement illegal;

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          (d) by Parent or the Company if the Special Meeting shall have been held and the Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;
          (e) by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;
          (f) by the Company, prior to obtaining the approval of the Arrangement Resolution by the holders of Shares entitled to vote thereon, if (i) the Board has effected an Adverse Recommendation Change in compliance with the procedures set forth in Section 4.3 and (ii) pays the Termination Fee to Parent prior to such termination and concurrently with such termination the Company enters into an Acquisition Agreement with respect to a Superior Proposal;
          (g) by Parent, so long as Parent is not in material breach of its obligations under this Agreement, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article VI and (B) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within ten (10) calendar days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (ii) if any Legal Restraint having any of the effects referred to in Sections 6.1(c) or 6.1(d) shall be in effect and shall have become final and non-appealable;
          (h) by the Company, so long as the Company is not in material breach of its obligations under this Agreement, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Article VI and (ii) is incapable of being cured by Parent by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent does not commence to cure such breach or failure within ten (10) calendar days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter;
          (i) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Arrangement by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Arrangement; or
          (j) by Parent at any time after the twentieth (20th) day following execution of this Agreement if there has been a failure of the condition set forth in Section 6.2(g) which is continuing on the date Parent gives written notice to the Company terminating this Agreement.

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     7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 5.2, Section 5.5, Section 7.1(j) and Article VIII and except for any material breach by a party that is willful or intentional of any of its representations, warranties, covenants or agreements set forth in this Agreement (liability for which shall be as set forth in Section 5.5).
     7.3 Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Shareholder Approval has been obtained; provided, however, that after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by shareholders of the parties without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Shareholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by shareholders of the parties without the further approval of such shareholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

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(a)	if to Parent or Sub, to:

Nuance Communications, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
Attention: Senior Vice President Corporate Development
Facsimile No.: (781) 565-5001

with copies to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
1700 K Street N.W., Fifth Floor
Washington, D.C. 20006
Attention: Robert Sanchez
Facsimile No.: (202) 973-8899

and to:

Blake, Cassels & Graydon LLP
199 Bay Street, Suite 2800
Commerce Court West
Toronto, Ontario M5L 1A9
Attention: Chris Hewat
Facsimile No.: (416) 863-2653
(b)	if to the Company, to:

Zi Corporation
210, 840 — 7th Avenue S.W.
Calgary, Alberta T2P 3G2
Attention: General Counsel
Facsimile No.: (403) 233-8878

with copies to:

Carscallen Leitch LLP
Suite 1500, 407 — 2nd Street S.W.
Calgary, Alberta T2P 2Y3
Attention: Donald Leitch
Facsimile No.: (403) 262-2952

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and to: Troutman Sanders LLP 222 Central Park Avenue Suite 2000 Virginia Beach, VA 23462 Attention: Thomas Rose Facsimile No.: (757) 687-1529
     8.3 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders. The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.
          (a) Definitions. For purposes of this Agreement:
               “2008 Audited Financials” has the meaning given to it in Section 6.2(d).
               “ABCA” means the Business Corporations Act (Alberta), including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;
               “Acquisition Agreement” has the meaning given to it in Section 4.3(b);
               “Acquisition Proposal” has the meaning given to it in Section 4.3(a);
               “Adverse Recommendation Change” has the meaning given to it in Section 4.3(b);
               “Adverse Recommendation Change Notice” has the meaning given to it in Section 4.3(b);
               “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;
               “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under any other Law;

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               “Agreement” has the meaning given to it in the Preamble;
               “Applicable Privacy Laws” means any and all applicable Law relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);
               “Arrangement” means the arrangement involving Sub, the Parent and the Company under the provisions of section 193 of the ABCA on the terms and conditions set forth in this Agreement resulting, inter alia, in the direct acquisition by Sub of all of the outstanding Shares of the Company or any successor thereof, all on such terms as are consistent with the provisions hereof, all as more particularly described in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 1.10, Section 4.3, or the Plan of Arrangement or made at the direction of the Court in the Final Order;
               “Arrangement Resolution” means the special resolution of the Shareholders approving the Arrangement to be considered at the Special Meeting, substantially in the form of Exhibit B, and any amendments or variations thereto made in accordance with the provisions of this Agreement or made at the direction of the Court in the Interim Order or otherwise;
               “Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Registrar after the Final Order is made in order for the Arrangement to become effective;
               “Board” means the board of directors of the Company;
               “Business Day” means any day other than a Saturday, a Sunday or a statutory or civic holiday observed in the Province of Alberta or the Commonwealth of Massachusetts;
               “Charter Documents” has the meaning given to it in Section 2.1;
               “Closing Date” means the earliest of: (a) the date that is three Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article VI (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date); (b) the date that is the day prior to the Termination Date; and (c) such date as mutually agreed in writing by the Company and Parent;
               “Code” has the meaning given to it in Section 1.11;
               “Company” has the meaning given to it in the Preamble;
               “Company Authorizations” has the meaning given to it in Section 2.16;

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               “Company Balance Sheet” has the meaning given to it in Section 2.7(b);
               “Company Employee Plan” shall mean any plan, program, policy, practice, agreement, undertaking or other arrangement providing for compensation, severance, termination pay, deferred compensation, pension, retirement, supplemental retirement, profit sharing or savings benefits, performance awards, stock or stock-related awards, fringe benefits, hospitalization insurance, salary continuation, legal, health or other medical, dental, life, disability or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, insured or uninsured, registered or unregistered, including without limitation, the Plans which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary for the benefit of any Employee (or any spouse, dependent, survivor or beneficiary of any Employee), or with respect to which the Company or any Subsidiary has or may have any liability or obligation. Notwithstanding the foregoing, employer contributions or Taxes towards social security and government-mandated and workers’ compensation and unemployment insurance shall not be considered to be “Company Employee Plans” for purposes of this Agreement;
               “Company Intellectual Property” has the meaning given to it in Section 2.14(a);
               “Company Material Adverse Effect” means, in respect of the Company, any one or more changes, events, occurrences or state of facts, which is, individually or in the aggregate, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), operations, results of operations, cash flows, capitalization or obligations (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence: (i) resulting from an international or national act or threatened act of terrorism, war or military or paramilitary aggression; (ii) resulting from a natural disaster, including but not limited to a tornado, hurricane, lightning strike, tsunami, earthquake, wildfire, mudslide, sulfuric hail or exceptionally heavy precipitation; (iii) which is a change in the trading price of the publicly traded securities of the Company immediately following and reasonably attributable to the disclosure of the Arrangement and the matters contemplated hereby, and references in this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, interpretive of the amount used for the purpose of determining whether a “Company Material Adverse Effect” has occurred and such defined terms and all other references to materiality in this Agreement shall be interpreted without reference to any such amounts;
               “Company Registered Intellectual Property Rights” has the meaning given to it in Section 2.14(b);
               “Company Source Code” has the meaning given to it in Section 2.14(t);
               “Competition Act” means the Competition Act (Canada), as now enacted or as the same may from time to time be amended, re-enacted or replaced;
               “Confidentiality Agreement” has the meaning given to it in Section 4.3(a);

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               “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, license, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto);
               “Contract List” means Exhibit E hereto;
               “Court” means the Court of Queen’s Bench of Alberta;
               “CSA” means the Canadian Securities Administrators;
               “Depository” has the meaning given in the Plan of Arrangement;
               “Disclosure Documents” means all the documents, notes, presentation, spreadsheets, contracts and other materials provided by the Company to the parent in the electronic data room (accessed under www.datasite.merrillcorp.com) and during due diligence conducted by the Parent and its representatives during September 29 to October 17, 2008 and as subsequently provided from time to time by the Company in writing.
               “Disclosure Schedule” has the meaning given to it in Article II;
               “Disclosed Personal Information” has the meaning given to it in Section 5.10(a);
               “Dissent Rights” means the rights of dissent in favour of Shareholders in respect of the Arrangement as contemplated in the Plan of Arrangement;
               “Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the certificate issued by the Registrar pursuant to the ABCA;
               “Effective Time” means the time at which Articles of Arrangement are filed with the Registrar on the Effective Date;
               “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any Subsidiary;
               “Environmental Laws” means all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements;

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               “Executive Director” means the Executive Director of the Alberta Securities Commission;
               “Filed Public Disclosure Document” has the meaning given to it in Section 2.7(b);
               “Final Order” means the final order of the Court pursuant to section 193(9) of the ABCA, approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
               “GAAP” has the meaning given to it in Section 2.7(b);
               “Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner (including the Canadian Commissioner of Competition), tribunal (including the Canadian Competition Tribunal) board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, (iv) any self-regulatory agencies or organizations or (v) any stock exchange or automated quotation system;
               “guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business consistent with past practices;
               “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof;
               “Incorporated Open Source Software” has the meaning given to it in Section 2.14(u);
               “Indebtedness” of any person means (i) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such

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person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practices, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such person, (viii) all capital lease obligations of such person, (ix) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the indebtedness of any partnership in which such person is a general partner;
               “Intellectual Property Rights” has the meaning given to it in Section 2.14(a);
               “Interim Order” means the interim order of the Court pursuant to section 193(4) of the ABCA, as the same may be amended by the Court, made in connection with the Arrangement following the application contemplated by Section 1.4 of this Agreement;
               “Judgment” means any federal, state, provincial or local, domestic or foreign, judgment, order, writ or decree of any Governmental Entity;
               With respect to the Company, “knowledge” or “known” means the knowledge of Milos Djokovic, Blair Mullin, Axel Bernstorff, Roland Williams, Brandon Mensinga, Weigen Qiu, Blevins Tang, Trevor Sponagle, Jackie Zhang, Jason Paul, Jack Hilliard and Lisa Gao; provided, however, that such persons shall have made due and diligent inquiry of those employees of the Company whom such persons reasonably believe would have actual knowledge of the matters represented;
               “Law” means any federal, state, provincial, local, domestic or foreign statute, law (including common law), code, ordinance, rule or regulation of any Governmental Entity;
               “Leased Real Property” has the meaning given to it in Section 2.13(a);
               “Legal Restraints” has the meaning given to it in Section 6.1(d);
               “Liabilities” has the meaning given to it in Section 2.8;
               “Liens” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort;

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               “Litigation” means suit, claim, action, arbitration, investigation or judicial, administrative and regulatory proceeding;
               “Matching Period” has the meaning given to it in Section 4.3(b);
               “Material Contract” has the meaning given to it in Section 2.15(a);
               “Misrepresentation” has the meaning ascribed thereto in the Securities Act (Alberta);
               “MI 61-101” has the meaning given to it in Section 2.30;
               “NASDAQ” has the meaning given to it in Section 2.2(c);
               “OEM Licenses” has the meaning given to it in Section 4.1(p);
               “Optionholders” means the holders of Options;
               “Options” means any existing rights or options to purchase Shares outstanding under the Plans;
               “ordinary course of business”, “ordinary course of business consistent with past practices”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable;
               “Other Party” has the meaning given to it in Section 5.5(d);
               “Parent” has the meaning given to it in the Preamble;
               “Parent Balance Sheet” has the meaning given to it in Section 3.8;
               “Parent Common Stock” means the common stock, par value $0.001 per share, of Parent;
               “Parent Material Adverse Effect” means, in respect of the Parent, any one or more changes, events, occurrences or state of facts, which is, individually or in the aggregate, materially adverse to the business, assets (whether tangible or intangible), condition (financial or otherwise), operations, results of operations, cash flows, capitalization or obligations (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence: (i) resulting from an international or national act or threatened act of terrorism, war or military or paramilitary aggression; (ii) resulting from a natural disaster, including but not limited to a tornado, hurricane, lightning strike, tsunami, earthquake, wildfire, mudslide, sulfuric hail or exceptionally heavy precipitation; (iii) which is a change in and of itself in the trading price of the

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publicly traded securities of the Parent, and references in this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, interpretive of the amount used for the purpose of determining whether a “Parent Material Adverse Effect” has occurred and such defined terms and all other references to materiality in this Agreement shall be interpreted without reference to any such amounts;
               “Party in Breach” has the meaning given to it in Section 5.5(d);
               “Parent SEC Reports” has the meaning given to it in Section 3.6;
               “Parent Termination Fee” has the meaning given to it in Section 5.5(c);
               “person” means any natural person, corporation, limited liability company, unlimited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;
               “Personal Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to a party (or any of its representatives or agents) by another party (or any of its representatives or agents) in accordance with this Agreement and/or as a condition of the Arrangement, and includes all such personal information disclosed to the Parent by the Company prior to the execution of this Agreement;
               “Plan of Arrangement” means, in relation to the Arrangement, the plan of arrangement under section 193 of the ABCA in the form and having the content of Exhibit A and any amendments or variations thereto made in accordance with the provisions hereof or thereof or made at the direction of the Court in the Interim Order or the Final Order;
               “Plans” means the Zi Corporation Stock Incentive Plan — 2007 and each other share incentive plan or share compensation agreement of the Company;
               “Proxy Circular” means the notice of meeting and management information circular of the Company to be prepared and sent to Shareholders, Optionholders and Warrantholders, if applicable, in connection with the Special Meeting, including the schedules and appendices thereto and all amendments from time to time made thereto;
               “Public Disclosure Documents” has the meaning given to it in Section 2.7(b);
               “Purchase Consideration” means has the meaning given to it in the Plan of Arrangement;

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               “Registered Intellectual Property Rights” has the meaning given to it in Section 2.14(a);
               “Registrar” means the Registrar of Corporations or a Deputy Registrar of Corporations appointed pursuant to section 263 of the ABCA;
               “Returns” has the meaning given to it in Section 2.11(a)(ii);
               “RSA” means a restricted stock award granted pursuant to the Zi Corporation Stock Incentive Plan — 2007;
               “RSU” means a restricted stock unit granted pursuant to the Zi Corporation Stock Incentive Plan — 2007;
               “Sarbanes Act” has the meaning given to it in Section 2.7(d);
               “SEC” means the U.S. Securities and Exchange Commission;
               “Securities Act (Alberta)” means the Securities Act (Alberta), as now enacted or as the same may from time to time be amended, re-enacted or replaced, and all other applicable Canadian provincial securities laws, rules and regulations thereunder;
               “Securities Laws” means (i) the Securities Act (Alberta), (ii) the U.S. Securities Act, and the U.S. Exchange Act, and all other applicable U.S. state securities and “Blue Sky” laws, and (iii) the regulations promulgated by any Stock Exchange or governing body thereof;
               “Share Consideration” has the meaning given to it in the Plan of Arrangement;
               “Shareholder Approval” means approval of the Arrangement Resolution by not less than two-thirds of the votes cast by the holders of Shares entitled to vote thereon and present in person or by proxy at the Special Meeting or any postponement or adjournment thereof, in accordance with applicable Laws and the Interim Order;
               “Shareholders” means the holders of Shares (including both registered and beneficial holders);
               “Shares” means the common shares in the capital of the Company;
               “Special Meeting” means the special meeting of the Shareholders (including any adjournments or postponements thereof) to be held to consider, among other things, the Arrangement Resolution;
               “Specified Contracts” means the contracts listed on Exhibit D hereto;

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               “Stock Exchange” or “Stock Exchanges” has the meaning given to it in Section 2.2(c);
               “Sub” has the meaning given to it in the Preamble;
               “Subsidiary” or “Subsidiaries” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists;
               “Superior Proposal” has the meaning given to it in Section 4.3(a);
               “Support Agreement” means a support agreement between Parent, Sub and a Shareholder for such Shareholder to, inter alia, support the Arrangement and vote in favour of the Arrangement Resolution;
               “Tax” or “Taxes” has the meaning given to it in Section 2.11(a)(i);
               “Tax Act” has the meaning given to it in Section 1.11;
               “Technology” has the meaning given to it in Section 2.14(a);
               “Termination Date” has the meaning given to it in Section 7.1(b);
               “Termination Fee” has the meaning given to it in Section 5.5(b);
               “TSX” has the meaning given to it in Section 2.2(c);
               “United States” or “U.S.” means the United States of America;
               “U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
               “U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
               “WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and the rules and regulations promulgated thereunder;

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               “Warrants” means the warrants to purchase 1,709,532 Shares at the exercise price per Share of $2.14, expiring March 29, 2012; and
               “Warrantholders” means the holders of Warrants.
     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.5 Entire Agreement. This Agreement, the Exhibits hereto, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any other person any rights or remedies hereunder.
     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.
     8.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the Laws of the Province of Alberta, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.
     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any

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direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
     8.10 Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the Province of Alberta for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Laws, service of any process, summons, notice or document by registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the courts of the Province of Alberta with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the Province of Alberta or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     8.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or lawyer of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.
     8.12 Enforcement. Subject to the provisions of Section 5.5, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be a sufficient remedy. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and to other equitable relief as may be awarded by the courts of the Province of Alberta, this being in addition to any other remedy to which they are entitled at Law or in equity, without the necessity of posting a bond or security in connection therewith.
     8.13 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

EXECUTION COPY
     8.14 Currency. Unless otherwise specifically indicated, all sums of money referred to in this Agreement means U.S. dollars.
     8.15 Date for Any Action. If the date on which any action is required to be taken hereunder by any party hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.
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     IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this Arrangement Agreement to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.
By:	/s/ Thomas Beaudoin
	Name:	Thomas Beaudoin
	Title:	Chief Financial Officer

NUANCE ACQUISITION ULC
By:	/s/ Thomas Beaudoin
	Name:	Thomas Beaudoin
	Title:	President

[Signature Page to Arrangement Agreement]

EXECUTION COPY
     IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this Arrangement Agreement to be signed, all as of the date first written above.

ZI CORPORATION
By:	/s/ Milos Djokovic
	Name:	Milos Djokovic
	Title:	Chief Executive Officer

[Signature Page to Arrangement Agreement]

EXHIBIT A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Definitions
     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“ABCA” means the Business Corporations Act (Alberta), including the regulations promulgated thereunder, as now enacted or as the same may from time to time be amended, re-enacted or replaced;
“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions means this arrangement under section 193 of the ABCA on the terms and conditions set out in this Plan of Arrangement, subject to any amendment or modification thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement, or made at the direction of the Court in the Final Order (with the consent of the Company and the Parent, each acting reasonably);
“Arrangement Agreement” means the arrangement agreement made as of the 26th day of February, 2009 between the Company, Sub and the Parent, as the same may be amended, supplemented or restated in accordance with its terms providing for, among other things, the Arrangement;
“Arrangement Resolution” means the special resolution of the Shareholders approving the Arrangement to be considered at the Special Meeting, substantially in the form of Exhibit B attached to the Arrangement Agreement, and any amendments or variations thereto made in accordance with the provisions of the Arrangement Agreement or made at the direction of the Court in the Interim Order or otherwise;
“Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Registrar after the Final Order is made in order for the Arrangement to become effective;
“Business Day” means any day other than a Saturday, a Sunday or a statutory or civic holiday observed in the Province of Alberta or the Commonwealth of Massachusetts;

“Cash Consideration” means (i) if the Closing Price is less than the Signing Price, $0.34 per Share plus the Contingent Amount; or (ii) if the Closing Price is greater than or equal to the Signing Price, $0.34 per Share;
“Certificate” means the certificate(s) or other confirmation of filing to be issued by the Registrar pursuant to section 193(11) of the ABCA giving effect to the Arrangement or, if no certificate is to be issued, the proof of filing in respect of the Arrangement;
“Closing Date” has the meaning given to it in the Arrangement Agreement;
“Closing Price” the volume-weighted sales price per Share rounded to four decimal places of Parent Common Stock on the NASDAQ for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the tenth Business Day immediately preceding the Closing Date and concluding at 4:00 p.m. New York time on the first Business Day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR”;
“Company” means Zi Corporation, a corporation incorporated under the ABCA;
“Contingent Amount” means a dollar amount equal to the lesser of (i) the product of (x) the Equity Consideration and (y) the absolute value of the Closing Price less the Signing Price, and (ii) $0.0525;
“Contingent Option Amount” means for each In-the-Money Option a dollar amount equal to the product of (i) the In-the-Money Option Consideration payable under such In-the-Money Option divided by $0.69, and (ii) the Contingent Amount;
“Court” means the Court of Queen’s Bench of Alberta;
“Depository” means Olympia Trust Company;
“Dissent Rights” shall have the meaning ascribed thereto in Section 3.1(a);
“Dissenting Shareholder” means a Shareholder who has properly and validly dissented in respect of the Arrangement Resolution in strict compliance with the Dissent Rights, who has not withdrawn or been deemed to have withdrawn such dissent and who is ultimately determined to be entitled to be paid the fair value of its Shares;
“Effective Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate;
“Effective Time” means the time at which Articles of Arrangement are filed with the Registrar on the Effective Date;
“Equity Consideration” means a number of fully paid and non-assessable shares of Parent Common Stock equal to (i) $0.35 divided by (ii) the Signing Price;

“Final Order” means the final order of the Court pursuant to section 193(9) of the ABCA, approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
“Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, commissioner (including the Canadian Commissioner of Competition), tribunal (including the Canadian Competition Tribunal), board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) any self-regulatory agencies or organizations;
“Interim Order” means the interim order of the Court pursuant to section 193(4) of the ABCA, as the same may be amended by the Court, made in connection with the Arrangement following the application contemplated by the Arrangement Agreement;
“In-the-Money Option Consideration” shall have the meaning ascribed thereto in Section 2.2(f)(i);
“In-The Money Options” means those Options that as of the Effective Time have an exercise price that is less than $0.69;
“Law” means any federal, state, provincial, local, domestic or foreign statute, law (including common law), code, ordinance, rule or regulation of any Governmental Entity;
“Letter of Transmittal” means letters of transmittal to be forwarded or made available by the Company to Shareholders and Optionholders, respectively, in such forms as are acceptable to Sub, acting reasonably, for use by Shareholders and Optionholders in connection with the Arrangement;
“Liens” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort;
“NASDAQ” means NASDAQ Capital Markets;
“Notice of Dissent” means a written notice provided by a Shareholder to the Company setting forth such Shareholder’s objection to the Arrangement Resolution and exercise of the Dissent Rights;
“Option Consideration” shall have the meaning ascribed thereto in Section 2.2(f)(ii);
“Optionholders” means the holders of Options;
“Options” means, collectively, all rights to acquire Shares (other than the RSAs and the RSUs) under the Plans outstanding immediately prior to the Effective Time;

“Parent” means Nuance Communications, Inc., a corporation incorporated under the laws of the State of Delaware;
“Parent Common Stock” means the common stock, par value of $0.001 per share, of Parent;
“Parent Warrant” shall have the meaning ascribed thereto in Section 2.2(g);
“Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;
“Plan of Arrangement” means this plan of arrangement under section 193 of the ABCA, and any amendment or variation made in accordance with the terms hereof or in accordance with the Arrangement Agreement or made at the direction of the Court in the Interim Order or the Final Order, and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;
“Plans” means the Zi Corporation Stock Incentive Plan — 2007 and each other share incentive plan or share compensation agreement of the Company;
“Proxy Circular” means notice of meeting and management information circular of the Company to be prepared and sent to Shareholders, registered Optionholders and registered Warrantholders, registered holders of RSAs and registered holders of RSUs in connection with the Special Meeting, including the schedules and appendices thereto and all amendments from time to time made thereto;
“Registrar” means the Registrar of Corporations or Deputy Registrar of Corporations appointed pursuant to section 263 of the ABCA;
“Registration Rights Agreement” means the registration rights agreement made and entered into as of March 23, 2007 between the Company and each of the several purchasers signatory thereto;
“RSA” means a restricted stock award granted pursuant to the Zi Corporation Stock Incentive Plan — 2007;
“RSU” means a restricted stock unit award granted pursuant to the Zi Corporation Stock Incentive Plan — 2007;
“Shareholders” means, at any time and unless the context otherwise requires, the registered holders of Shares at such time;
“Share Consideration” means the aggregate of the Cash Consideration and the Equity Consideration;

“Shares” means the common shares in the capital of the Company;
“Signing Price” means $9.4760, reflecting the volume-weighted average sales price per Share rounded to four decimal places of Parent Common Stock on the NASDAQ for the consecutive period of ten (10) Business Days beginning at 9:30 a.m. New York time on the tenth Business Day immediately preceding the date of the Arrangement Agreement and concluding at 4:00 p.m. New York time on the first Business Day immediately preceding the date of the Arrangement Agreement, as calculated by Bloomberg Financial LP under the function “NUAN Equity AQR”;
“Special Meeting” means the special meeting of the Shareholders (including any adjournments or postponements thereof) to be held to consider, among other things, the Arrangement Resolution;
“Sub” means Nuance Acquisition ULC, an Alberta unlimited liability company, wholly-owned by Parent;
“Terminated Option Consideration” shall have the meaning ascribed thereto in Section 2.2(f)(ii);
“Warrantholders” means the holders of Warrants; and
“Warrants” means the warrants to purchase 1,709,532 Shares at an exercise price per Share of $2.14, expiring on March 29, 2012.
1.2 Number and Gender
     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.
1.3 Interpretation Not Affected by Headings, etc.
     The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement.
1.4 Time
     All times expressed herein or in any Letter of Transmittal refer to the local time in Calgary, Alberta, unless otherwise stipulated herein or therein.
1.5 Currency
     All references to currency in this Plan of Arrangement are to United States dollars, being lawful money of the United States of America, unless otherwise specified.

1.6 Statutory References
     Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.
1.7 Time Periods
     In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day that is a Business Day in such place.
ARTICLE 2
THE ARRANGEMENT
2.1 Effectiveness
     This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate will become effective on and after the Effective Time (except as otherwise provided herein) and will be binding from and after the Effective Time on: (a) the Company; (b) Sub; (c) Parent; and (d) all holders and all beneficial owners of Shares, Warrants, Options, RSAs and RSUs.
     The Articles of Arrangement and the Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of this Article 2 have become effective in the sequence set out herein.
2.2 The Arrangement
     On the Effective Date and commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:
(a)	each Share in respect of which Dissent Rights have been validly exercised before the Effective Time shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to Sub in consideration for an amount to be determined and paid in the manner described in Article 3, and the name of such holder will be removed from the register of holders of Shares, and Sub shall be recorded as the registered holder of Shares so transferred and shall be deemed to be the legal and beneficial owner of such Shares free and clear of any Liens;

(b)	each Share outstanding immediately prior to the Effective Time (including any Shares issued immediately prior to the Effective Time upon: (i) the effective exercise of Warrants immediately prior to the Effective Time; and (ii) the effective exercise of Options in accordance with Section 2.2(f); (iii) the deemed exercise of the RSUs in accordance with Section 2.2(e); and (iv) the deemed non-forfeiture and free transferability of the RSAs in accordance with Section 2.2(d)), other than Shares held by Sub and its affiliates, and other than Shares held (or previously held) by a Dissenting Shareholder, shall be transferred and deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to Sub in consideration for the Share Consideration, and the name of such holder will be removed from the register of holders of Shares and added to the register of holders of Parent Common Stock and Sub shall be recorded as the registered holder of Shares so transferred and shall be deemed to be the legal and beneficial owner thereof, free and clear of any Liens;

(c)	notwithstanding any of the foregoing, no fractional shares of Parent Common Stock will be issued hereunder; provided however that if the result of Section 2.2(b) is an entitlement by a holder of Shares to an aggregate number of shares of Parent Common Stock that includes a fraction of a Parent Share, then if such fraction is 0.5 or higher, such fraction shall be rounded up, and if such fraction is less than 0.5, such fraction shall be rounded down, in each case to the nearest whole number;

(d)	notwithstanding the terms of any restricted stock awards entered into by the Company and a holder of RSAs, all RSAs issued and outstanding shall be deemed to be non-forfeitable and freely transferable immediately prior to the Effective Time such that the Shares underlying the RSAs are released to the RSA holder for transfer in accordance with Section 2.2(b) and such RSAs shall at the Effective Time immediately be terminated. Immediately following the Effective Time the Company shall cease to have any obligation or liability with respect to any RSAs and the holders thereof shall cease to be holders thereof (and the name of such holders shall be removed from the register of RSAs) and each certificate or agreement formerly representing such RSAs shall be null and void;

(e)	notwithstanding the terms of any restricted stock unit agreement entered into by the Company and a holder of RSUs, all RSUs issued and outstanding shall vest and be deemed to be exercised immediately prior to the Effective Time such that the Shares underlying the RSUs are issued to the RSU holder for transfer in accordance with Section 2.2(b) and such RSUs shall thereupon be terminated and the Company shall cease to have any obligation or liability with respect to any such terminated RSUs and the holders thereof and each certificate or agreement formerly representing such RSUs shall be null and void;

(f)	notwithstanding the terms of the Plans and any stock option agreements entered into by the Company and a holder of Options, all the Options (including the In-the-Money Options) that have not previously vested shall vest at the time that is immediately prior to the Effective Time and subject to applicable withholdings determined in accordance with Section 5.4;

(i)	each In-the-Money Option shall, without any further act or formality by or on behalf of the holder of such In-the-Money Option or the Company, be surrendered by such holder to the Company in consideration for an amount per Share underlying such In-the-Money Option, equal to: (A) $0.69, less (B) the exercise price payable under such In-the-Money Option by such holder, such exercise price converted into U.S. dollars, if necessary, based on the noon buying rate for Canadian dollars of the Federal Reserve Bank of New York on the second Business Day immediately preceding the date of the Arrangement Agreement (the difference being, the “In-the-Money Option Consideration”). The In-the-Money Option Consideration shall be payable by the Company as follows: (1) the delivery of a number of fully paid and non-assessable shares of Parent Common Stock equal to (x) the product of In-the-Money Option Consideration and (35/69), divided by (y) the Signing Price; and (2) an amount in cash equal to (x) if the Closing Price is less than the Signing Price, the product of the In-the-Money Option Consideration and plus the Contingent Option Amount, or (y) if the Closing Price is greater than or equal to the Signing Price, the product of the In-the-Money Option Consideration and (34/69); and each such In-the-Money Option shall be thereupon terminated. The Company shall cease to have any obligation or liability with respect to such In-the-Money Option or the holder thereof and such holder shall cease to be the holder of such In-the-Money Option (and the name of such holder shall be removed from the register of holders of Options) and each certificate or option agreement formerly representing such In-the-Money Option shall thereafter entitle a holder thereof to receive the In-the-Money Option Consideration upon the presentation and surrender of such In-the-Money Option certificate or option agreement and a Letter of Transmittal to the Depository (acting on behalf of the Company). No security or instrument or other evidence of indebtedness shall be issued to such holder of such In-the-Money Option in respect of the entitlement of such holder to receive payment of cash as provided herein; and

(ii)	subject to Section 2.2(f)(i), all Options, other than In-the-Money Options, outstanding immediately prior to the Effective Time shall be surrendered immediately prior to the Effective Time to the Company in consideration for the price of $0.0001 per Option (the “Terminated Option Consideration”, and together with the In-the-Money Option Consideration, the “Option Consideration”) and such Options so surrendered shall thereupon be terminated. The Company shall cease to have any obligation or liability with respect to such Option or the holder thereof and such holder shall cease to be the holder of such Option (and the name of such holder shall be removed from the register of holders of Options) and each certificate or option agreement formerly representing such Option shall thereafter entitle a holder thereof to receive the Terminated Option Consideration upon the presentation and surrender of such Option certificate or option agreement and a Letter of Transmittal to the Depository (acting on behalf of the Company). No security or instrument or other evidence of indebtedness shall be issued to such holder of such Option in respect of the entitlement of such holder to receive payment of cash as provided herein;
(g)	each Warrant not otherwise exercised prior to the Effective Time shall, at the Effective Time, be exchanged at the Effective Time for a warrant (a “Parent Warrant”) to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) equal to (i) 0.0728 multiplied by (ii) the number of Shares subject to such Warrant immediately prior to the Effective Time. Such Parent Warrant shall provide for an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per Warrant otherwise purchasable pursuant to such Warrant, such exercise price converted into U.S. dollars, if necessary, based on the noon buying rate for Canadian dollars of the Federal Reserve Bank of New York on the second Business Day immediately preceding the date of the Arrangement Agreement, multiplied by (B) the quotient obtained by dividing the number of Shares subject to such Warrant immediately prior to the Effective Time by the number of shares of Parent Common Stock subject to such Parent Warrant immediately following the Effective Time. The term to expiry, conditions to and manner of exercising and all other terms and conditions of a Parent Warrant will be the same as the Warrant for which it was exchanged, and any warrant agreement or other document previously evidencing the Warrant shall thereafter evidence and be deemed to evidence such Parent Warrant. Immediately following the Effective Time the Warrants shall be terminated and the Company shall cease to have any liability with respect to any Warrant and any holder thereof shall cease to be the holder of such Warrant (and the name of such holder shall be removed from the register of holders of Warrants);

(h)	at the Parent’s sole discretion, the Plans shall be terminated or assumed by the Parent; and

(i)	notwithstanding the terms of the Registration Rights Agreement, the Registration Rights Agreement shall be terminated and all rights thereunder shall be cancelled without any payment in respect thereof.
2.3 Letter of Transmittal
     At the time of mailing the Proxy Circular, the Company shall forward to each Shareholder, Optionholder and holder of RSAs or RSUs at the address of such holder as it appears on the register maintained by or on behalf of the Company in respect of the holders of Shares, Options, RSAs or RSUs, as the applicable, a Letter of Transmittal and instructions for obtaining delivery of the Share Consideration, In-the-Money Option Consideration or Terminated Option Consideration, as applicable, following the Effective Date pursuant to this Plan of Arrangement.

2.4 Delivery of Consideration
(a)	Upon surrender to the Depositary for cancellation of a certificate that immediately prior to the Effective Time represented one or more outstanding Shares that were cancelled in accordance with Section 2.2(b), together with such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefore, and the Depositary shall deliver to such holder following the Effective Time, a cheque for such holder’s Cash Consideration and a certificate representing the applicable number of shares of Parent Common Stock, in each case that such holder is entitled to receive in accordance with Section 2.2(b) and, if applicable, any distributions in accordance with Section 2.6.

(b)	Not later than immediately before the Effective Time, Parent shall cause to be deposited in immediately available funds (at Calgary, Alberta) with the Depository the aggregate of the Share Consideration, In-the-Money Option Consideration and Terminated Option Consideration to be paid to applicable Shareholders and Optionholders.

(c)	On or as soon as practicable after the Effective Date, the Depository shall deliver on behalf of the Company to each holder of Options as reflected on the books and record of the Company a cheque or other form of payment agreed to by the holder representing the payment of the cash portion of the In-the-Money Option Consideration, a certificate representing the applicable number of shares of Parent Common Stock and/or Terminated Option Consideration, as applicable, to which such holder is entitled to in accordance with Section 2.2(b).

(d)	The Cash Consideration and the cash portion of the Option Consideration deposited with the Depositary shall be held in separate interest bearing accounts and any interest earned thereon shall be for the account of the Company.
2.5 Adjustments
     The Share Consideration and the Option Consideration shall be adjusted on a basis acceptable to each of the Company, Parent and Sub, acting reasonably, to reflect fully the effect of any stock split, reverse split, dividend or other distribution, consolidation, reorganization, recapitalization or other like change in respect of any of the Shares or the Parent Common Stock occurring after the execution of the Arrangement Agreement and prior to the Effective Time.
2.6 Distributions in Respect of Unsurrendered Certificates
     Subject to extinguishment pursuant to Section 5.5, all dividends paid or distributions made in respect of Parent Common Stock issued to a former holder of Shares or Options for which certificates representing shares of Parent Common Stock have not been delivered to such holder in accordance with Section 2.4 shall be held in trust by Parent for such holder for delivery to the holder, net of all withholding and other taxes, upon delivery of the certificate or other materials (or both) required to be delivered by such former holder in accordance with Article 4.

The obligation of Parent to hold such amounts in trust shall terminate at the same time as the termination of the obligation to issue Parent Common Stock pursuant to Section 5.5.
2.7 Transfers Free and Clear
     Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens.
ARTICLE 3
RIGHTS OF DISSENT
3.1 Dissent Rights
(a)	Each Shareholder may exercise rights of dissent with respect to the Arrangement and all, but not less than all, of its Shares pursuant to and in the manner set forth in section 191 of the ABCA as modified by the Interim Order and this Section 3.1 (the “Dissent Rights”); provided that a Notice of Dissent is received by the Company by no later than 5:00 p.m. (Calgary time) on the Business Day that is three Business Days prior to the date of the Special Meeting, or, if the Special Meeting is adjourned or postponed, 5:00 p.m. (Calgary time) on the Business Day that is three Business Days preceding the date of such adjourned or postponed Special Meeting.

(b)	Shareholders who duly and validly exercise their Dissent Rights shall be deemed to have transferred their Shares, without any further act or formality on their part, free and clear of all Liens, to Sub as provided in Section 2.2(a), and such Shareholders who: (i) are ultimately determined to be entitled to be paid fair value for their Shares shall be entitled to a payment of cash equal to such fair value, and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement in respect of such Shares had such Shareholders not exercised their Dissent Rights; or (ii) are ultimately determined not to be entitled, for any reason, to be paid fair value for their Shares shall have participated and shall be deemed to have participated in the Arrangement, as at the Effective Time, on the same basis as a non-Dissenting Shareholder and shall receive the applicable Share Consideration in respect of their Shares on the basis set forth in Article 2.

(c)	In addition to any other restrictions under section 191 of the ABCA, none of the following shall be entitled to exercise Dissent Rights: (i) Warrantholders, (ii) Optionholders, (iii) holders of RSAs, (iv) holders of RSUs and (v) Shareholders who vote in favour of the Arrangement Resolution.

(d)	In no case shall the Company, Sub, the Depository, the registrar and transfer agent in respect of the Shares or any other Person be required to recognize a Dissenting Shareholder as a holder of Shares after the Effective Time and the name of each Dissenting Shareholder shall be deleted from the registers of holders of Shares as at the Effective Time as provided in Article 2.

ARTICLE 4
CERTIFICATES
4.1 Certificates
     From and after the Effective Time, until surrendered as contemplated by Section 2.4, each certificate formerly representing Shares that, under the Arrangement, were transferred or deemed to be transferred to Sub in return for Share Consideration pursuant to Section 2.2(b), and each certificate or agreement formerly representing Options that, under the Arrangement, were transferred or deemed to be transferred to the Company in return for Option Consideration pursuant to Section 2.2(f), shall represent and be deemed, at all times after the Effective Time, to represent only the right to receive upon such surrender the applicable Share Consideration or Option Consideration, as the case may be, and, if applicable, any distributions in respect thereof in accordance with Section 2.6.
4.2 Lost Certificates
     In the event that any certificate that immediately prior to the Effective Time represented one or more outstanding Shares that was sold and transferred to Sub pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depository will deliver to the registered holder of such lost, stolen or destroyed certificate, the applicable Share Consideration and, if applicable, any distributions in respect thereof in accordance with Section 2.6, to such Person pursuant to Section 2.2 in each case deliverable in accordance with the instructions set forth in the Letter of Transmittal completed by such holder. When authorizing the delivery of any share certificate to the holder of any lost, stolen or destroyed certificate, the Person to whom the applicable Share Consideration is delivered shall, as a condition precedent to the delivery thereof, give a bond or personal indemnity satisfactory to Company and Sub with respect to the certificate alleged to have been lost, stolen or destroyed.
ARTICLE 5
GENERAL
5.1 Paramountcy
     From and after the Effective Time (a) this Plan of Arrangement shall take precedence and priority over any and all Shares, Warrants, Options, RSAs and RSUs issued prior to the Effective Time, (b) the rights and obligations of the registered holders of Shares, Warrants, Options, RSAs and RSUs, the Company, Parent, Sub, and any trustee or transfer agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Shares, Warrants, Options, RSAs or RSUs shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

5.2 Amendment
(a)	The Company, Parent and Sub reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any such amendment, modification and/or supplement must be contained in a written document that is (i) agreed to in writing by the Company, Parent and Sub, (ii) filed with the Court and, if made following the Special Meeting, approved by the Court subject to such conditions as the Court may impose including, if required by the Court, obtaining the consent of Shareholders voting in the manner directed by the Court in respect of such amendment, modification and/or supplement, and (iii) if required by the Court, communicated to Shareholders, Warrantholders, Optionholders, holders of RSAs and/or holders of RSUs in the manner as required by the Court.

(b)	Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, Parent and Sub shall be entitled, at any time prior to or following the Special Meeting, to modify this Plan of Arrangement to increase the consideration Sub is prepared to make available to Shareholders, Warrantholders, Optionholders, holders of RSAs or holders of RSUs pursuant to the Arrangement, whether or not the board of directors of the Company has changed its recommendation, provided that Parent and Sub shall use their commercially reasonable efforts to provide not less than one Business Day’s prior written notice of such proposal to the Company. Any such proposed amendment, modification or supplement to this Plan of Arrangement shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, Parent or Sub at any time prior to or at the Special Meeting (provided that the Company, Parent and Sub shall have consented thereto in writing), with or without any prior notice or communication to the Shareholders, and if so proposed and accepted by the Persons voting at the Special Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(d)	Notwithstanding anything in this Plan of Arrangement or the Arrangement Agreement, any amendment, modification and/or supplement to this Plan of Arrangement may be made by Sub unilaterally after the Effective Date without the approval of the Shareholders, Warrantholders, Optionholders, holders of RSAs or holders of RSUs, the Company or Parent provided that it concerns a matter that, in the reasonable opinion of Sub, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the former Shareholders, Warrantholders, Optionholders, holders of RSAs or holders of RSUs.

5.3 Further Assurances
     Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.
5.4 Withholding Rights
     Notwithstanding any other provision hereof, Parent, the Company, Sub and the Depository shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to transactions contemplated by this Plan of Arrangement to any holder of Shares, Warrants, RSUs, RSAs or Options such amounts as Parent, the Company, Sub or the Depository is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of applicable Law, in each case, as amended, or the administrative practice of the relevant Governmental Entity administering such Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the former holder of the Shares, Warrants, RSUs, RSAs or Options, as the case may be, in respect of which such deduction and withholding was made.
5.5 Extinguishment of Rights
     Any certificate formerly representing Shares or certificate or agreement formerly representing Options that is not deposited with all other documents as required by this Plan of Arrangement on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature including the right of the holder of such shares to receive Share Consideration or Option Consideration, as applicable (and any dividend and distributions thereon). In such case, such Share Consideration or Option Consideration, as applicable (and any dividend and distributions thereon), shall be returned to Parent, and any Parent Common Stock comprising part of such Share Consideration or Option Consideration shall be cancelled.